AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1999
                                             REGISTRATION NO.


               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                         ____________________

                              FORM SB-2
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        _____________________

                    GO ONLINE NETWORKS CORPORATION
            (Name of small business issuer in its charter)
                        _____________________

    DELAWARE                  454110                     33-0873993
(State or other       (Primary Standard               (I.R.S. Employer
jurisdiction of       Industrial Classification       Identification No.)
of incorporation        Code Number)
or organization)



                        _____________________

                         5681 Beach Boulevard
                            Suite 101/100
                     Buena Park, California 90621
                            (714) 736-9888
       (Address and telephone number of Registrant's principal
          executive offices and principal place of business)
                        _____________________

                          Joseph M. Naughton
                         5681 Beach Boulevard
                            Suite 101/100
                     Buena Park, California 90621
                            (714) 736-9888
      (Name, address and telephone number of agent for service)
                        _____________________

                              COPIES TO:

                       M. Richard Cutler, Esq.
                           Cutler Law Group
                 610 Newport Center Drive, Suite 800
                       Newport Beach, CA 92660
                         ____________________

           Approximate Date of Proposed Sale to the Public.
As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         ____________________

                   CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF        AMOUNT            PROPOSED           PROPOSED MAXIMUM      AMOUNT OF
SECURITIES TO BE              BEING             MAXIMUM            AGGREGATE             REGISTRATION
TO BE REGISTERED              REGISTERED        OFFERING PRICE     OFFERING PRICE        FEE
                                                PER SHARE (1)

Common Stock offered for
sale                         32,432,433         $.37               $12,000,000           $3,336.00

Common Stock issuable
upon conversion of
Convertible Note              2,834,010         $.19 (2)              $538,462             $149.70

Common Stock issuable
as coupon payments for
Convertible Note (3)            453,442         $.19 (2)               $86,154              $23.96

Common Stock issuable
upon exercise of Warrants
issued to Triton Value
Equity Fund                     192,500           $.50                 $96,250              $26.76

Common Stock of certain
selling shareholders            308,333           $.37                $114,084              $31.71

Common Stock issuable
upon exercise of warrant
issued to a selling
shareholder                   1,000,000           $.50                $500,000             $139.00

       Total Registration Fee                                                            $3,707.13


     1ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT  TO RULE 457.  BASED IN
PART ON THE AVERAGE BID AND ASK PRICES FOR THE REFERENCED COMMON STOCK ON THE NASDAQ OVER-THE-COUNTER
BULLETIN BOARD ON OCTOBER 5, 1999.
2THE CONVERTIBLE NOTE IS CONVERTIBLE AT A PERCENTAGE OF THE PRICE FOR THE COMPANY'S COMMON STOCK ON THE NASDAQ
OVER-THE-COUNTER BULLETIN BOARD ON THE LOWEST 3 DAYS IN THE 20 TRADING DAYS PRIOR TO THE DATE OF CONVERSION.
THE PRICE REFLECTS CONVERSION IN THE EVENT THAT COMPANY'S COMMON STOCK DROPS TO A PRICE OF $.20 AT THE LOWEST
PERCENTAGE CONVERSION.  SEE "DESCRIPTION OF SECURITIES."
3REFLECTS POTENTIAL PAYMENT OF THE 8% INTEREST ON THE CONVERTIBLE NOTE FOR A PERIOD OF 24 MONTHS FROM ISSUANCE.
THE PRICING IS CALCULATED AS SET FORTH IN FOOTNOTE 2 HEREOF.




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    GO ONLINE NETWORKS CORPORATION


                        Cross-Reference Sheet

         FORM SB-2 ITEM NUMBER AND HEADING                          CAPTION OR LOCATION IN PROSPECTUS

1.       Front of the Registration Statement
         and Outside Front Cover of
         Prospectus. . . . . . . . . . . . . . . . . . . . . . . .  Outside Front Cover Page

2.       Inside Front and Outside Back Cover
         Pages of Prospectus . . . . . . . . . . . . . . . . . . .  Inside Front and Outside Back Cover
                                                                    Pages

3.       Summary Information and Risk Factors. . . . . . . . . . .  Prospectus Summary; Risk Factors

4.       Use of Proceeds . . . . . . . . . . . . . . . . . . . . .  Use of Proceeds

5.       Determination of Offering Price . . . . . . . . . . . . .  Not Applicable

6.       Dilution. . . . . . . . . . . . . . . . . . . . . . . . .  Dilution

7.       Selling Security Holders. . . . . . . . . . . . . . . . .  Selling Stockholders

8.       Plan of Distribution. . . . . . . . . . . . . . . . . . .  Plan of Distribution

9.       Legal Proceedings . . . . . . . . . . . . . . . . . . . .  Certain Transactions

10.      Directors, Executive Officers, Promoters
         and Control Persons . . . . . . . . . . . . . . . . . . .  Management - Directors and
                                                                    Executive Officers

11.      Security Ownership of Certain Beneficial
         Owners and Management . . . . . . . . . . . . . . . . . .  Principal Stockholders

12.      Description of Securities . . . . . . . . . . . . . . . .  Description of Securities

13.      Interest of Named Experts and Counsel . . . . . . . . . .  Legal Matters; Experts

14.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities . . . . . . . . . . . . . . . . . . . . . . .  Management - Indemnification
                                                                    of Directors and Officers

15.      Organization Within Last Five Years . . . . . . . . . . .  Certain Transactions

16.      Description of Business . . . . . . . . . . . . . . . . .  Business


17.      Management's Discussion and Analysis or
         Plan of Operation . . . . . . . . . . . . . . . . . . . .  Management's Discussion and
                                                                    Analysis of Financial Condition and
                                                                    Results of Operations

18.      Description of Property . . . . . . . . . . . . . . . . .  Business - Facilities

19.      Certain Relationships and Related
         Transactions. . . . . . . . . . . . . . . . . . . . . . .  Certain Transactions

20.      Market for Common Equity and Related
         Stockholder Matters . . . . . . . . . . . . . . . . . . .  Outside Front Cover Page; Dividend
                                                                    Policy; Description of Securities;
                                                                    Price Range of Securities

21.      Executive Compensation. . . . . . . . . . . . . . . . . .  Executive Compensation

22.      Financial Statements. . . . . . . . . . . . . . . . . . .  Financial Statements

23.      Changes in and Disagreements with
         Accountants on Accounting and
         Financial Disclosure. . . . . . . . . . . . . . . . . . .  Not applicable


PROSPECTUS        Up to 37,220,718 Shares of Common Stock

                    GO ONLINE NETWORKS CORPORATION

                       ShopGOonline.com

       Go Online Networks Corporation is registering 32,432,433 shares for sale to investors by the Company. The Shares will be sold at prevailing market prices by the Company or in negotiated transactions with investors. These shares represent approximately
$12,000,000 in present market value.

       Go Online Networks Corporation is also registering up to 4,788,285 shares for sale by (i) an investor in Go Online Networks
Corporation that purchased a Series 1999-A Eight Percent Convertible
Note and Warrants (up to 3,479,952 shares), (ii) shares of Common
Stock held by the Company's legal counsel as selling shareholders
(308,333 shares); and (iii) Common Stock issuable upon exercise of a warrant held by a selling shareholder at $.50 per share (1,000,000 shares). See "Selling Stockholders", "Description of Securities,"
"Experts."

       Go Online Networks Corporation's Common Stock is traded on the Nasdaq over-the-counter market under the symbol "GONT." All of the common stock registered by this Prospectus for the selling shareholders will be sold by the selling shareholders at the prevailing market price when they are sold. On October 5, 1999, the last reported sale price for the Common Stock on the Nasdaq over-the-counter market was $.37 per share. See "Price Range of Securities."


INVESTING IN THE COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS"
                         BEGINNING ON PAGE 5.

                         ___________________

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER
REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       There is no underwriter for any of the securities offered.
See "Plan of Distribution."


            THE DATE OF THIS PROSPECTUS IS OCTOBER 7, 1999


                          PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled
"Risk Factors," "Managements Discussion and Analysis of Financial
Condition and Results of Operations" and "Business" contain a discussion of some of these factors that could contribute to those differences.

                    GO ONLINE NETWORKS CORPORATION

       Go Online Networks Corporation ("Go Online" or the "Company") operates in the high technology and E-commerce business. By utilizing a three-tiered revenue model, we intend to continue actively to pursue the online arena through superior market knowledge, technology, and marketing.

       In initiating our new strategy, we recently acquired and currently operate three distinct divisions, each described below:

       INTERNET KIOSK DIVISION

       We are pursuing a strategy in the installation of Internet kiosks in the mid-priced hotel market.  Our Internet kiosks, designed in three primary models, will be installed in the hotel lobby or an alternative centralized public access room.  Our Kiosk
Division has developed two suppliers capable of manufacturing an increasing number of low cost, small, integrated kiosks that can provide easy, pay-as-you-use stand-alone Internet access.  At no cost to the owner and sharing revenues with us and the owner, our
Internet kiosks will be marketed to these mostly mid-priced hotels by sales agent organizations employed by our Kiosk Division.
Presently, 197 hotels have signed contracts and 48 have been
installed as of September 25, 1999.   We believe that we will have
many more by year end and hope to reach our goals of installation of enough kiosks to make us profitable by thje first quarter of 2001.

       SHOPGOONLINE.COM

       Utilizing state of the art online video and audio technology, our ShopGoOnline.com internet website offers a variety of products and services via the World Wide Web. ShopGoOnline.com sells products such as jewelry, coins, collectibles, electronics, computers, skin care and beauty products, and personal fitness products. Almost anything that is normally offered to the public through traditional retail or exclusive TV offers or infomercials can be available through E-commerce on the Internet. At
ShopGoOnline.com, the customer can search for products we have to sell by category or by product name and obtain a full description of the product offer including a complete audio presentation of the product as well as a video demonstration when appropriate.



       AUCTIONOMICS.COM

       Explosive growth in the popularity and acceptance of the auction method of marketing for the conversion-of-assets-to-cash has accelerated the need for sophisticated, comprehensive, and efficient approaches to the transaction facilitation aspects of the auction, liquidation and asset disposition process.

       Given that our management in the auction business historically has specialized in real estate auctioning, the auction of real estate properties through our Auctionomics.com internet site is a marketing advantage for our Company. While showcasing real property, we intend that our Auctionomics web site will drive purchases of other high-end goods, such as automobiles and jewelry.
Once traffic is established, consumer-oriented, product auction sections will be created similar to Ebay and Ubid. Also, as a complimentary component of the Go Online Networks Corporation network of E-commerce web sites, Auctionomics will link traffic to the ShopGoOnline.com virtual shopping mall, and vice versa.


                             OUR OFFICES

       Our offices are located at 5681 Beach Boulevard, Suite
101/100, Buena Park, California 90621.  Our telephone number is
(714) 736-9888.

                             THE OFFERING

SECURITIES OFFERED:

     Shares Offered by
     The Company . . . . . .     We are registering to sell to new
                                 investors up to 32,432,433 shares
                                 of common stock (presently valued
                                 at approximately $12,000,000.00).
                                 We intend to sell these to new
                                 investors at prevailing market
                                 prices or in negotiated
                                 transactions with new investors.

    Shares Offered by
    Triton Private
    Equities Fund                Up to 2,834,010 shares
                                 of Common Stock which
                                 Triton Private Equities
                                 Fund, LP can obtain by
                                 converting a $538,462
                                 principal amount Series
                                 1999-A Eight Percent
                                 Convertible Note into
                                 common stock.  The Note
                                 can be converted after
                                 120 days from issuance
                                 (on or after January
                                 19, 2000) at a
                                 percentage of the
                                 lowest three days
                                 closing bid prices of
                                 our common stock in the
                                 prior 20 trading days.
                                 If the Note was
                                 converted today, Triton
                                 Private Equities Fund
                                 could obtain
                                 approximately 1,050,000
                                 shares of common stock.
                                 The number of shares
                                 of common stock we are
                                 registering to
                                 potentially give to
                                 Triton Private Equities
                                 Fund when they convert
                                 the Note reflects the
                                 worst conversion ratio
                                 and a market price of
                                 our stock of $.20
                                 (which we think is very
                                 conservative and not
                                 likely to occur).  See
                                 "Selling Stockholders"
                                 and "Price Range of
                                 Securities."  We are
                                 also registering
                                 453,442 shares of
                                 common stock which we
                                 may use to pay the 8%
                                 interest payments on
                                 the Note before it is
                                 converted.  We are also
                                 registering 192,500
                                 shares of common stock
                                 which Triton Private
                                 Equities Fund and a
                                 finder in the
                                 transaction may obtain
                                 by exercise of warrants
                                 which they received
                                 with their investment.
                                 The warrants are
                                 exercisable at $.50 per
                                 share.

     Cutler Shares . . . . .     208,333 shares of Common Stock
                                 which we issued to Cutler Law Group
                                 and certain of their employees.
                                 Cutler Law Group is the Company's
                                 general and corporate legal counsel
                                 and we issued these shares in
                                 exchange for legal services. See
                                 "Selling Stockholders" and "Experts."

     Turner Shares . . . . .     100,000 shares of Common Stock
                                 which we issued to Fred Turner.
                                 Fred Turner represents the Company
                                 in certain litigation legal matters
                                 and we issued these shares in
                                 exchange for legal services. See
                                 "Selling Stockholders".

SHARES OUTSTANDING . . . . .     70,052,677 shares of common stock
                                 are issued and outstanding as of
                                 October 1, 1999.  In addition,
                                 499,333 shares of Series A
                                 Preferred Stock are issued and
                                 outstanding as of September 1,
                                 1999.  See "Description of
                                 Securities."

NASDAQ OVER-THE COUNTER
BULLETIN BOARD SYMBOL. . . .     GONT.

RISK FACTORS . . . . . . . .     The common stock our investors are
                                 offering involve a high degree of
                                 risk.  See "Risk Factors" beginning
                                 on page 5.




                             RISK FACTORS

       Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock. Except for historical information, the discussion in this registration statement contains forward-looking statements that involve risks and uncertainties.
These statements may refer to the Company's future plans, objectives, expectations and intentions. These statements may be identified by the use of the words such as "expect," "anticipate,"
"believe," "intend," "plan" and similar expressions. The Company's actual results could differ materially from those anticipated in such forward-looking statements. Factors that could contribute to these differences include, but are not limited to, the risks below.


RISKS RELATED TO OUR BUSINESS GENERALLY

       OUR INTERNET RELATED BUSINESSES HAVE EXISTED FOR ONLY A SHORT
PERIOD OF TIME. Our executive officers commenced our major lines of business -- the Shop Go Online E-commerce site, our Go Online kiosk businesses and our Auctionomics business -- relatively recently.
Accordingly, you can evaluate our business, and therefore our future prospects, based only on a limited operating history. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

       WE HAVE NEVER BEEN PROFITABLE AND MAY NOT BE PROFITABLE IN
THE FUTURE. We have incurred losses in our business operation since inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

       WE ARE DEPENDENT UPON CERTAIN KEY PERSONNEL. Our future success depends in large part on the skills, experience and efforts of our key marketing and management personnel. The loss of the continued services of any of these individuals could have a material adverse effect on our business. In particular, we rely upon the experience and historical success of Joseph Naughton, our Chairman, Jeff Reynolds, Scott Claverie, Jim Cannon, Mathew Herman, Harvey
Turell and Nathan Wolfstein.

       WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A TIGHT LABOR
MARKET. Qualified personnel are in great demand throughout the software and Internet start-up industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel, web designers, software engineers and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could have a material adverse effect on our business, operating results and financial condition.

       OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY
TECHNOLOGY. Our success depends to a significant degree upon the protection of our proprietary technology. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition. Although we have taken steps to protect our proprietary technology, they may be inadequate. We do not know whether we will be able to defend our proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

       OTHER COMPANIES MAY CLAIM THAT WE INFRINGE THEIR PROPRIETARY
TECHNOLOGY. Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third party proprietary rights. If we were to discover that any of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful. We do not conduct comprehensive searches to determine whether the technology used in our products infringes patents, trademarks, tradenames or other protections held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

       WE MAY BE UNABLE TO MEET OUR CAPITAL REQUIREMENTS. If our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to promote our products and services, engage in and exploit potential business opportunities and otherwise maintain our competitive position. Since we intend to grow our business rapidly, it is certain that we will require additional capital. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business may be seriously harmed or even terminated.

       WE COULD LOSE REVENUE AND INCUR SIGNIFICANT COSTS IF OUR
SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT.
Many currently installed computer systems and software products accept only two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which a system or software might consider to be the year
1900 rather than the year 2000. This error could result in system failures, delays or miscalculations that disrupt our operations. The failure of our internal systems, or any material third-party systems, to be year 2000 compliant could result in significant liabilities and could seriously harm our business. We have conducted a review of our business systems, including our computer systems. We have taken steps to remedy potential problems, but have not yet developed a comprehensive year 2000 contingency plan. There can be no assurance that we will identify all year 2000 problems in our computer systems before they occur or that we will be able to remedy any problems that are discovered. We have also queried many of our customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. We have received responses from several of these parties, but there can be no assurance that we will identify all such year 2000 problems in the computer systems of our customers, vendors or resellers before they occur or that we will be able to remedy any problems that are discovered. Our efforts to identify and address year 2000 problems, and the expenses we may incur as a result of such problems, could have a material adverse effect on our business, financial condition and results of operations. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by year 2000 problems, which could cause fluctuations in our revenue. If we fail to identify and remedy year 2000 problems, we could also be at a competitive disadvantage relative to companies that have corrected such problems. Any of these outcomes could have significant adverse effects on our business, financial condition and results of operations.

       SEASONAL FACTORS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.
We believe that the nature of our products makes it likely that our sales and revenues will fluctuate seasonally, particularly during the Christmas shopping season. It is possible that this seasonality of our business may cause our revenue and operating results to fluctuate, and we may not be able to generate sufficient revenue in certain quarters to offset expenses.

       WE COULD BE SUBJECT TO REGULATION UNDER CONSUMER PROTECTION
LAWS IN VARIOUS STATES. Several states, including California and
Washington, have laws regulating the disclosure of pricing information by wholesalers and comparable businesses. In the future, governments of California, Washington and other states could require additional disclosure in order to comply with other regulations.

       WE MAY HAVE TO QUALIFY TO DO BUSINESS IN OTHER JURISDICTIONS.
Because the company's E-commerce business will be available over the Internet in multiple states and foreign countries, and because our kiosks will be located in numerous states, and because the company will sell to consumers resident in such states and foreign countries, such jurisdictions may claim that it is required to qualify to do business as a foreign corporation in each of these states and foreign countries. If we fail to qualify as a foreign corporation in a jurisdiction where we are required to do so, we could be subject to taxes and penalties.



RISKS RELATED TO OUR SHOP GOONLINE E-COMMERCE BUSINESS

       IF OUR ONLINE SERVER BECAME UNAVAILABLE, WE COULD LOSE
CUSTOMERS. We could lose existing or potential customers for our
E-commerce business if they do not have ready access to our online server, or if our online server and computer systems do not perform reliably and to our customers' satisfaction. Network interruptions or other computer system shortcomings, such as inadequate capacity, could reduce customer satisfaction with our services or prevent customers from accessing our services and seriously damage our reputation. As the number of individual users increases, we will need to expand and upgrade the technology underlying our online services. We may be unable to predict accurately changes in the volume of traffic and therefore may be unable to expand and upgrade our systems and infrastructure in time to avoid system
interruptions. All of our computer and communications equipment is located in Chico, California.  This equipment is vulnerable to interruption or damage from fire, flood, power loss,
telecommunications failure and earthquake. Some of the components of our computer and communication systems do not have immediate automatic backup equipment. The failure of any of these components could result in down time for our server and could seriously harm our business. Our property damage and business interruption
insurance may not protect us from any loss that we may suffer.   Our
computer and communications systems are also vulnerable to computer viruses, physical or electronic break-in and other disruptions.
These problems could lead to interruptions, delays, loss of data or the ineffective operation of our server. Any of these outcomes could seriously harm our business.

       THE DEVELOPMENT OF A MARKET FOR OUR E-COMMERCE BUSINESS IS
UNCERTAIN. If the E-commerce market does not grow at a significant rate, our business, operating results and financial condition will be materially adversely affected. Use of the Internet to complete sales is a relatively new concept. Future demand for recently introduced technologies is highly uncertain, and we can therefore not be sure that our business will grow as we expect.

       WE WILL OPERATE IN AN EXTREMELY COMPETITIVE MARKET AND WE
COULD LOSE REVENUE AND CUSTOMERS TO OUR COMPETITORS.   The
electronic commerce market, particularly over the Internet, is new, rapidly evolving and competitive, and we expect competition to intensify in the future. We will compete with many other companies which either offer the same types of merchandise or provide the same or a similar type of sales format to customers. Some current competitors include: Companies with online commerce sites such as
Onsale, Inc., Egghead, Amazon.com, Inc., Beyond.com Corporation,
Buy.com Inc., Cyberian Outpost, Inc. and Dell Computer Corporation.
This is not an exhaustive list of current competitors.  In addition, it is not difficult to enter the online commerce market, and current and new competitors can launch new online commerce web sites at relatively low cost. Competition in online commerce will likely increase as retailers, suppliers, manufacturers and direct marketers who have not traditionally sold products and consumer goods directly to consumers through the Internet enter this market segment.
Increased competition may result in price reductions, fewer customer orders, reduced gross margins, increased marketing costs or loss of market share, or any combination of these problems. New competitors may emerge and rapidly acquire market share in several ways, including through mergers or by alliances among competitors and vendors. Through such alliances, competitors may also obtain exclusive or semi-exclusive sources of merchandise. In addition,


manufacturers may elect to liquidate their products directly over the Internet. We may not be successful in competing against competitors. Many of these competitors have greater financial, marketing, customer support, technical and other resources than we will. As a result, they may be able to secure merchandise from suppliers on more favorable terms than us, and they may be able to respond more quickly to changes in customer preference or to devote greater resources to the development, promotion and sale of their merchandise than we can. If competition increases and our branding efforts are not successful, we may not be able to command higher margins on the products we sell, or we may lose revenue and customers to our competitors

       WE MAY FACE RISKS ASSOCIATED WITH PURCHASING AND CARRYING OUR
OWN INVENTORY. We may determine that it is in our best interest to purchase inventory directly from vendors. Risks of carrying inventory include: potential declines in the market value of the goods that we purchase; difficulties managing customer returns and credits associated with merchandise to be returned to vendors; and shrinkage resulting from theft, loss or inaccurate inventory recording. If we manage our inventory poorly, we may be forced to sell our inventory at a discount or loss.

       WE WILL RELY ON MERCHANDISE VENDORS FOR SUPPLY, SHIPPING AND
QUALITY OF PRODUCTS. We rely on various vendors to supply us with merchandise. We will likely not have any long-term contracts or arrangements with our vendors that guarantee the availability of merchandise. We may not be able to obtain sufficient quality and quantities of merchandise at competitive prices. Also, the quality of service provided by such parties may fall below the standard needed to enable us to conduct our business effectively.

       CUSTOMER SERVICE SHIPPING AND QUALITY OF PRODUCTS (RETURNS).
We will rely on some of our vendors to ship merchandise directly to customers. Consequently, we will have limited control over the goods shipped by these vendors, and shipments of goods may be subject to delays. In addition, we may accept returns from customers for which we will not receive reimbursements from manufacturers or vendors. If the quality of service provided by such vendors falls below a satisfactory standard or if our level of returns exceeds expectations, this could have a harmful effect on our business.

       WE WILL RELY ON OTHER THIRD PARTIES IN CONDUCTING OUR
OPERATIONS. In conducting our operations, we may depend on several other third parties, including the following:

      - Fulfillment. Third parties will fulfill a significant portion of our sales. Any service interruptions experienced by these distribution centers as a result of labor problems or otherwise could disrupt or prevent fulfillment of customer orders;
      - Payment processing. We will rely on one or two processors of credit card transactions. If computer systems failures or other problems were to prevent them from processing our credit card transactions, we would experience delays and business disruptions; and



       - Shipping. We will use one or two primary delivery services to ship our products. Our business would suffer if labor problems or other causes prevented these or any other major carriers from delivering our products for significant time periods. We may not be able to maintain satisfactory relationships with any of the above parties on acceptable commercial terms, and the quality of services that they provide may not remain at the levels needed to enable us to conduct our business effectively.


RISKS RELATED TO OUR INTERNET KIOSK BUSINESS

       DEPENDENCE ON THE LODGING INDUSTRY AND CHANGES IN VIEWING
HABITS. Our kiosk business is closely linked to the performance of the lodging industry. Declines in hotel occupancy or changes in the mix of hotel guests as a result of general business, economic, seasonal and other factors can have a significant impact on our kiosk revenues.

       HIGHLY COMPETITIVE MARKETS LODGING MARKET. The Company competes on a national scale with other internet kiosk competitors and other competitors for services to hotel guests. There are also numerous other potential competitors that could use their existing infrastructure to provide internet services to the lodging industry, including franchised cable operators, wireless cable operators, telecommunications companies, major technology companies and DBS providers. Some of these potential competitors are already providing free-to-guest services to the lodging industry and have announced plans to offer guest pay services. Some of these companies may have substantially greater financial and other resources than we do. We will need to continue to enhance our internet kiosk services, expand our operations and meet the increasing demands for competitive pricing, service quality and availability of value-added product offerings in order to maintain a competitive position in our existing markets and additional markets we desire to enter. Because of the high level of penetration in the large hotel segment of the lodging industry already achieved by other providers, we believe that most of the growth opportunities in this market segment will be in the mid-priced hotel market. Large hotels have traditionally involved securing contracts to serve hotels that are served by a competing vendor. An incumbent provider may have certain information and installation cost advantages as compared to outside competitors.
These circumstances have led to increasing competition for contract renewals, particularly at hotels operated by major hotel chains. We believe that certain major hotel chains have awarded contracts based primarily on the level and nature of financial and other incentives offered by the guest provider. Even if we were able to do so, we may not always be willing to match the incentives provided by our competitors, some of which have greater access to financial and other resources than we do.

       RAPIDLY CHANGING TECHNOLOGY Technology in the internet, cable, entertainment and communications industries is subject to rapid and significant change. There can be no assurance that future technological advances will not result in improved equipment or software systems that could adversely affect our competitive position and our business. In order to remain competitive, we will be required to continue to make programming enhancements and maintain engineering and technical capability and flexibility to respond to customer demands for new or improved versions of our kiosk systems and new technological developments. Our continued success will depend in part upon our ability to identify promising emerging technologies and to develop, refine and introduce high quality services in a timely manner on competitive and cost-effective terms.



       RELIANCE ON KIOSK PROVIDERS. We currently rely upon two suppliers who developed and who manufacturer our internet kiosks.
The loss of either of these suppliers could slow our ability to deliver kiosks in accordance with our hotel contracts and consequently could hurt our relationships with those hotels and our revenues would decrease. While we believe that we could find other suppliers who could manufacture our kiosks, we may incur increased costs and require additional time to deliver those kiosks.


RISKS RELATED TO OUR ONLINE AUCTION BUSINESS

       IF OUR ONLINE SERVER BECAME UNAVAILABLE, WE COULD LOSE
CUSTOMERS. We could lose existing or potential customers for our online auction business if they do not have ready access to our online server, or if our online server and computer systems do not perform reliably and to our customers' satisfaction. Network interruptions or other computer system shortcomings, such as inadequate capacity, could reduce customer satisfaction with our services or prevent customers from accessing our services and seriously damage our reputation. As the number of individual users increases, we will need to expand and upgrade the technology underlying our online games and other services. We may be unable to predict accurately changes in the volume of traffic and therefore may be unable to expand and upgrade our systems and infrastructure in time to avoid system interruptions. All of our computer and communications equipment is located in California.  This equipment is vulnerable to interruption or damage from fire, flood, power loss, telecommunications failure and earthquake. Some of the components of our computer and communication systems do not have immediate automatic backup equipment. The failure of any of these components could result in down time for our server and could seriously harm our business. Our property damage and business interruption insurance may not protect us from any loss that we may
suffer.   Our computer and communications systems are also
vulnerable to computer viruses, physical or electronic break-in and other disruptions. These problems could lead to interruptions, delays, loss of data or the ineffective operation of our server. Any of these outcomes could seriously harm our business.

       THE DEVELOPMENT OF A MARKET FOR OUR E-COMMERCE BUSINESS IS
UNCERTAIN. If the E-commerce market does not grow at a significant rate, our business, operating results and financial condition will be materially adversely affected. Use of the Internet to complete sales is a relatively new concept. Future demand for recently introduced technologies is highly uncertain, and we can therefore not be sure that our business will grow as we expect.

       OUR BUSINESS MAY FACE INCREASED GOVERNMENT REGULATION.
Several states have laws that regulate auctions and auction companies within their jurisdiction. Some states may interpret their statutes to apply to our transactions with consumers in such states.
The burdens of complying with auctioneering laws could materially increase our cost of doing business. Similarly, states may construe their existing laws governing issues such as property ownership, sales tax, libel and personal privacy to apply to Internet companies servicing consumers within their boundaries. Resolution of whether or how these laws will be applied is uncertain and may take years to resolve.

       OUR BUSINESS MAY BE HARMED BY THE LISTING OR SALE BY OUR
USERS OF ILLEGAL ITEMS. The law relating to the liability of providers of online services for the activities of their users on their service is currently unsettled. Although we have not determined all of our policies in that regard, we are aware that certain goods, such as firearms, other weapons, adult material, tobacco products, alcohol and other goods that may be subject to regulation by local, state or federal authorities, may be listed and traded on our service. We may be unable to prevent the sale of unlawful goods, or the sale of goods in an unlawful manner, by users of our service, and we may be subject to civil or criminal liability for unlawful activities carried out by users through our service. In order to reduce our exposure to this liability, we have increased the number of personnel reviewing potentially illegal items and may in the future implement other protective measures that could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods, could harm our business.

       OUR BUSINESS MAY BE HARMED BY FRAUDULENT ACTIVITIES ON OUR
WEBSITE. Our future success will depend largely upon sellers reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. We generally will not take responsibility for delivery of payment or goods to any user of our internet auction service. Any negative publicity generated as a result of fraudulent or deceptive conduct by users of our service could damage our reputation and diminish the value of our brand name. We may in the future receive additional requests from users requesting reimbursement or threatening legal action against us if no reimbursement is made. Any resulting litigation could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments or could otherwise harm our business.

       WE ARE SUBJECT TO RISKS ASSOCIATED WITH INFORMATION
DISSEMINATED THROUGH OUR SERVICE. The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. Claims could be made against online services companies under both United
States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Several private lawsuits seeking to impose liability upon other online services companies currently are pending. In addition, federal, state and foreign legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information.

       WE MAY NOT BE ABLE TO ACCURATELY PROJECT THE RATE OR TIMING
OF INCREASES, IF ANY, IN THE USER OF OUR SERVICE TO TIME TO EXPAND
AND UPGRADE OUR SYSTEMS AND INFRASTRUCTURE TO ACCOMMODATE ANY
INCREASES. We intend to use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We will be required continually to improve these systems in order to accommodate the level of use of our auction website. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience on our service and delays in reporting accurate financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems.
These difficulties could harm or limit our ability to expand our business.




RISKS RELATED TO THE INTERNET INDUSTRY WHICH IMPACT OUR E-COMMERCE,
KIOSK AND AUCTION BUSINESS

       THE INTERNET MAY NOT REMAIN A VIABLE COMMERCIAL MARKET. Our ability to generate revenues is substantially dependent upon continued growth in the use of the Internet and the infrastructure for providing Internet access and carrying Internet traffic. We don't know if the necessary infrastructure or complementary products will be developed or that the Internet will prove to be a viable commercial marketplace. To the extent that the Internet continues to experience significant growth in the level of use and the number of users, we cannot be sure that the infrastructure of the internet will continue to be able to support the demands placed upon it by such potential growth. In addition, delays in the development or adoption of new standards or protocols required to handle levels of Internet activity, or increased governmental regulation may restrict the growth of the Internet. If the necessary infrastructure or complementary products and services are not developed or if the Internet does not become a viable commercial marketplace, our business, operating results and financial condition would be harmed.

       OUR BUSINESS MAY BE HARMED BY THE SECURITY RISKS RELATED TO
INTERNET COMMERCE. A significant barrier to online shopping, and to submission of personal data required to enter our tournaments, is the secure transmission of confidential information over public networks. Internet companies rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by companies to protect consumer's transaction data. If any such compromise of this security were to occur, it could have a material adverse effect on our potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.
Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, or personal data information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be sure that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.

       TAX LAWS. The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Our business may be harmed by the passage of laws in the future imposing taxes or other burdensome regulations on online commerce.

       NEW INTERNET LAWS. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing and characteristics and quality of products and services.


Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet.
The adoption of any additional laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business or otherwise have a harmful effect on our business.


RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR STOCK.

       OUR EXISTING SHAREHOLDERS WILL EXERCISE SIGNIFICANT CONTROL.
Our principal shareholders, officers and directors beneficially own approximately 11.4% of our common stock. Our common stock is held by a very large number of shareholders, most of whom have fairly small stock positions. As a result, our management may have the ability to substantially influence our affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing change in control.

       ISSUANCE OF PREFERRED STOCK MAY ADVERSELY AFFECT HOLDERS OF
COMMON STOCK OR DELAY OR PREVENT CORPORATE TAKE-OVER. Our Articles of Incorporation provide that preferred stock may be issued by the Company from time to time in one or more series. Our Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our shareholders. The Board of Directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.

       OUR STOCK PRICE COULD POTENTIALLY BE VOLATILE. Our stock is presently trading on the Nasdaq over-the-counter market under the symbol "GONT." The market price of the shares of common stock has been and is likely to continue to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.

       BECAUSE OF RECENT NASD RULES, OUR COMMON STOCK MAY BE
DELISTED FROM THE NASDAQ OVER-THE-COUNTER MARKET.  Pursuant to NASD
Eligibility Rule 6530 (the "Rule") issued on January 4, 1999, issuers who do not make current filings pursuant to Sections 13 and
15(d) of the Securities Act of 1934 are ineligible for listing on the NASDAQ Over- the-Counter Bulletin Board.  Pursuant to the Rule,
issuers who are not current with such filings are subject to delisting pursuant to a phase-in schedule depending on each issuer's trading symbol as reported on January 4, 1999.  Our trading symbol
on January 4, 1999 was JNNE.   Therefore,


pursuant to the phase-in schedule, our common stock is subject to de-listing on January 12, 2000. On December 10, 1999, our common stock will have its trading symbol changed to GONTE unless this registration statement is effective and our current with our other filings. When we get this Registration Statement effective, we would become eligible to remain on the Nasdaq over-the-counter bulletin board. If we had previously been delisted, we could reapply for listing when we have this Registration Statement effective.

       FUTURE SALES OF COMMON STOCK BY OUR EXISTING SHAREHOLDERS
COULD CAUSE OUR STOCK PRICE TO FALL. The market price of our common stock could decline as a result of sales by our existing shareholders of shares of common stock in the market after this offering, or by the perception that these sales could occur. Such sales could also make it more difficult for us to sell equity securities at a time and at a price that we deem appropriate. Even without subsequent registration, these sales could occur pursuant to Rule 144 of the Securities Act of 1933, which permits sales of unregistered, or "restricted" securities under certain circumstances.

       USE OF PROCEEDS. Most of the shares offered in this Prospectus are being sold by shareholders who already have our shares because they invested in our company or helped us as professionals. The Shares which we are trying to sell for our Company will result in proceeds to the Company which will be used mostly for working capital and advertising, but our management will have wide discretion to use the proceeds as they believe is best for the Company. The proceeds could therefore be used for items which Management decides is best rather than as listed.




                      PRICE RANGE OF SECURITIES

       The following table sets forth the high and low closing prices for shares of our common stock for the periods noted, as reported by the National Daily Quotation Service and the NASDAQ
Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Prior to September 22, 1999, our common stock was listed under the symbol "JNNE." Effective on September 22, 1999, the trading symbol for the Company's Common
Stock changed to GONT.


                                                                 BID PRICES
           YEAR       PERIOD                                     HIGH    LOW

          1999        First Quarter. . . . . . . . . . . . . .   .09     .02
                      Second Quarter . . . . . . . . . . . . .   .74     .09
                      Third Quarter  . . . . . . . . . . . . .   .70     .36

          1998        First Quarter. . . . . . . . . . . . . .   .07     .04
                      Second Quarter . . . . . . . . . . . . .   .16     .03
                      Third Quarter. . . . . . . . . . . . . .   .10     .03
                      Fourth Quarter . . . . . . . . . . . . .   .05     .02

       The number of beneficial holders of record of the Common
Stock of the company as of the close of business on September 24, 1999 was approximately 223. Many of the shares of the Company's
Common Stock are held in "street name" and consequently reflect numerous additional beneficial owners, which we are advised is approximately 9,925 as of August 24, 1999.

                           DIVIDEND POLICY

       We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the future. Instead, we intend to retain future earnings, if any, to fund the development and growth of our business.



                               DILUTION

       The difference between the public offering price per share of
Common Stock and the net tangible book value per share of Common
Stock after this Offering constitutes the dilution to investors in
Shares we are offering to the public in this Offering.  The Company has already realized the dilution from the Shares registered for selling securityholders.  Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of
outstanding shares of Common Stock.    The dilution calculations we
have set forth in this section reflect an offering price of $.37 per share, although we intend to sell the Shares at prevailing market prices or in negotiated transactions with our investors.

       As of June 30, 1999, the Company had a net tangible book value of ($80,098) or ($.001) per share of issued and outstanding
Common Stock. After giving effect to the sale of the Shares proposed to be offered (assuming we are able to sell all of the 32,432,433 Shares), the net tangible book value at that date would have been $10,209,902 or $.097 per share. This represents an immediate increase in net tangible book value of $.098 per share to existing stockholders and an immediate dilution of $.273 per share to new investors. The following table illustrates such per share dilution:

        Proposed public offering price (per share) . . . .    $.037

               Net tangible book value per share at
                  June 30, 1999. . . . . . . . . . . . . .   ($.001)
               Increase in net tangible book value per
                  share attributable to the proceeds
                  of the Offering (1). . . . . . . . . . . .  $0.098
        Pro forma net tangible book value per share after
           the Offering (1). . . . . . . . . . . . . . . . . .$0.097


        Dilution to new investors. . . . . . . . . . . . .    $0.273

       The following table sets forth on a pro forma basis at June
30, 1999, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share (assuming a proposed public offering price of $0.37 per share).


                     SHARES PURCHASED               TOTAL CONSIDERATION            AVERAGE
                                                                                   PRICE PER
                                    PERCENT                                        SHARE

Stockholders         70,052,677      68.4           $6,977,344     36.8%           $0.099

New investors        32,432,433      31.6           12,000,000     63.2%           $0.370

   Total             102,485,110     100%           $18,977,344    100%


                           USE OF PROCEEDS

       The Company does not realize any proceeds from the sale of the Shares by the Selling Securityholders. The Company has already received and is utilizing the proceeds received from those Shares sold in private placements in its business and marketing

       The net proceeds to the Company (assuming an offering price of $0.37 per Share, estimated commissions and other brokerage fees of $1,560,000 and estimated legal, accounting and other miscellaneous expenses of $110,000) from the sale of the Shares which we intend to offer to new investors would be a maximum of $10,270,000

       These proceeds would be received from time to time as sales of these Shares are made by us either in transactions at prevailing market rates or in negotiated transactions. We intend to use those proceeds with the following priorities:

       USE                                   AMOUNT         PERCENTAGE
       Purchase Internet Kiosks              $ 2,850,000     27.8%
       Internet Marketing for E-commerce     $ 2,500,000     24.3%
       General and Administrative            $ 2,465,000     24.0%
       Legal Fees                            $   200,000     1.9%
       Office Equipment                      $   600,000     5.8%
       Rent                                  $    80,000     0.8%
       Advertising                           $   400,000     3.9%
       Marketing                             $   800,000     7.8%
       Software Development                  $   100,000     1.0%
       Streaming Visual and Audio
                Expansion                    $   275,000     2.7%
       TOTAL                                 $10,270,000     100%

       Our allocation of proceeds represents our best estimate based upon expected sale of shares, the requirements of our business and our ongoing business and marketing plan. If any of these factors change, we may reallocate some of the net proceeds within or to different categories. If we are able to sell the maximum shares, we believe that the funds generated by this Offering, together with current resources and expected revenues, would be sufficient to fund our working capital and capital requirements for at least 12 months from the date of this Prospectus. The portion of the any net proceeds not immediately required will be invested in U.S. government securities, certificates of deposit or similar short-term interest bearing instruments.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and the Company's actual results could differ materially from those forward-looking statements. The following discussion regarding the financial statements of the Company should be read in conjunction with the financial statements and notes thereto.

OVERVIEW

       Go Online Networks Corporation ("Go Online" or the "Company") operates in the high technology and E-commerce business. By utilizing a three-tiered revenue model, we intend to continue actively to pursue the online arena through superior market knowledge, technology, and marketing. In initiating our new strategy, we recently acquired and currently operate three distinct divisions, each described below:

       INTERNET KIOSK DIVISION

       We are pursuing a strategy in the installation of Internet kiosks in the mid-priced hotel market. Our Internet kiosks, designed in three primary models, will be installed in the hotel lobby or an alternative centralized public access room. Our Kiosk Division has developed two suppliers capable of manufacturing an increasing number of low cost, small, integrated kiosks that can provide easy, pay-as-you-use stand-alone Internet access. At no cost to the owner and sharing revenues with us and the owner, our Internet kiosks will be marketed to these mostly mid-priced hotels by sales agent organizations employed by our Kiosk Division. Presently, 197 hotels have signed contracts and 48 have been
installed as of September 25, 1999.   We believe that we will have
many more by year end and hope to reach our goals of installation of enough kiosks to make us profitable by the first quarter of the year 2001.

       SHOPGOONLINE.COM

       Utilizing state of the art online video and audio technology, our ShopGoOnline.com internet website offers a variety of products and services via the World Wide Web. ShopGoOnline.com sells products such as jewelry, coins, collectibles, electronics, computers, skin care and beauty products, and personal fitness products. Almost anything that is normally offered to the public through traditional retail or exclusive TV offers or infomercials can be available through E-commerce on the Internet. At ShopGoOnline.com, the customer can search for products we have to sell by category or by product name and obtain a full description of the product offer including a complete audio presentation of the product as well as a video demonstration when appropriate.

       AUCTIONOMICS.COM

       Explosive growth in the popularity and acceptance of the auction method of marketing for the conversion-of-assets-to-cash has accelerated the need for sophisticated, comprehensive, and efficient approaches to the transaction facilitation aspects of the auction, liquidation and asset disposition process.

       Given that our management in the auction business historically has specialized in real estate auctioning, the auction of real estate properties through our Auctionomics.com internet site is a marketing advantage for our Company. While showcasing real property, we intend that our Auctionomics web site will drive purchases of other high-end goods, such as automobiles and jewelry. Once traffic is established, consumer-oriented, product auction sections will be created similar to Ebay and Ubid. Also, as a complimentary component of the Go Online Networks Corporation network of E-commerce web sites, Auctionomics will link traffic to the ShopGoOnline.com virtual shopping mall, and vice versa.


RESULTS OF OPERATIONS

       In late 1998 and early 1999 the Company commenced a change in its business operations to an internet commerce and technology business. This included the acquisition of the ShopGoOnline.com internet E-commerce division and the acquisition of auctionomics.com. Accordingly, the historical operating results of the Company do not reflect the present business strategy of the Company and consequently are not indicative of the probability of future success or failures of the Company. The Company sold its prior primary business operating subsidiary, Real Estate Television Network, Inc., in late 1996 and had only nominal operations during 1997. During 1998, the Company acquired and subsequently resold to its prior management AMS Acquisition Corp., a publishing and advertising company.

 FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1997

       Net loss for the Company during the fiscal year ended December 31, 1998 was ($803,844) compared to ($172,517) for 1997.
This loss is attributable to an increase in stock issued for services and for legal fees paid by the Company in connection with
its lawsuit against AmeriNet Financial Systems, Inc.   In addition,
a substantial portion of this loss is attributable to the operating loss of the AMS Acquisition Corp., a publishing and advertising company which the Company sold back to its prior management during 1998.

       While the Company shows no revenues on its financial statements during either the fiscal year ended December 31, 1997 or the fiscal year ended December 31, 1998, this reflects the net earnings of its discontinued AMS Acquisition Corp. subsidiary which were consolidated as a net loss for the period. The operating subsidiary had earnings, but these were less than expenses and consequently the financial statements reflect a nonrecurring net loss for the period without reflecting earnings and expenses. At the end of 1996, the Company sold its Real Estate Television Network, Inc. operating subsidiary and had planned to use the proceeds of that sale to acquire operating businesses. When AmeriNet Financial Systems, Inc. ("AFSI"), the purchaser of RETN, failed to honor its agreements with the Company, the Company was unable to complete several proposed acquisitions and consequently filed legal action against AFSI.

 SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

 For the reasons set forth under the comparison for the twelve month period, the Company recorded no revenues on its financial statements for either the six months ended June 30, 1999 or the six months ended June 30, 1998. For the first six months of 1999, the Company has been in the development stage of its new internet strategies. See "Business." During 1998, the Company was involved in completing the disposition of its RETN subsidiary and commencing litigation against AFSI.

       Net loss for the six months ended June 30, 1999 was ($658,264) compared to ($280,730) for the six months ended June 30, 1999. The increase in net loss is primarily attributed to the repurchase of an option held by Scott Claverie to purchase 26,000 shares of AMS Acquisition Corp., the corporate entity which owns and operates ShopGoOnline.com, for 1,250,000 shares of common stock of the Company valued at $.275 per share.

       The Tax Reform Act of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events, including significant changes in stock ownership, occur. Utilization of the Company's net operating loss carryforwards to offset future income may be limited. The Company as of June 30, 1999 had approximately $6,200,000 of net operating loss carryovers which expire in years through 2018. A change in ownership of more than 50% of the Company my result in the inability of the Company to utilize the carryovers.

LIQUIDITY AND CAPITAL RESOURCES

       As of June 30, 1999, the Company had assets of $463,093 consisting primarily of cash of $254,916, prepaid expenses of $9,584, designs and trademarks of $31,250, security deposits of $2,500, and equipment valued at $164,483.

       Liabilities consist of accounts payable of $42,605, notes payable and interest expense of $132,879 and amounts due to Joseph Naughton, the Company's President, for advances from Mr. Naughton and accrued expenses totalling $336,457.

       At June 30, 1999, the Company had an accumulated deficit of $7,026,192 and a stockholders deficit of $48,848. The accumulated deficit and the stockholders deficit relate to prior businesses of the Company which were recently changed.

       Since inception, the Company has funded its capital requirements through private equity financings. As of June 30, 1999, the Company's sources of liquidity included cash and cash equivalents of $254,916.

       The Company made no Capital expenditures during the fiscal year ended December 31, 1998. The Company acquired $181,131 in equipment during the first six months of 1999. The Company's principal commitments as of June 30, 1999 consisted primarily of leases on its office facilities and there were no material commitments for additional capital expenditures.

 The Company funded its initial capital requirements through the sale of securities to private investors in private offerings generating a total of $178,483 during the fiscal year ended December 31, 1997, $694,883 during the fiscal year ended December 31, 1998 and approximately $611,000 during the first six months of 1999.

       On September 20, 1999, the Company sold to Triton Private Equities Fund, LP, an aggregate of $538,462 principal amount of a Series 1999-A Eight Percent Convertible Note (the "Note"), for proceeds to the Company of $350,000. The common stock into which the Note can be converted is being registered in this registration statement. See "Selling Securityholders."

 The Company believes that proceeds from its previous financings, together with the Company's other resources and expected revenues, will be sufficient to cover working capital requirements for at least six months. Should revenue levels expected by the Company not be achieved, the Company would nevertheless require additional financing during such period to support its operations, continued expansion of its business and acquisition of products or technologies. Such sources of financing could include capital infusions from strategic alliance partners of the Company, additional equity financings or debt offerings. Other than the proposed sale of securities in this registration statement, the Company has made no arrangements or commitments for such financing and there can be no assurance that the Company will be able to obtain such financing on satisfactory terms, if at all.

YEAR 2000 DISCLOSURE

       The Company has completed a review of its computer systems to identify all software applications and hardware that could be affected by the inability of many existing computer systems to process time-sensitive data accurately beyond the year 1999, referred to as the Year 2000 or Y2K issue. The Company purchased virtually all of its presently existing systems during 1999 and consequently believes that those systems and the operating software on those systems in Y2K compliant. The Company may be dependent for some functions on third-party computer systems and applications.
The Company also relies on its own computer systems. As a result of its review, the Company has discovered no problems with its computer systems relating to the Y2K issue. Although the Company believes that its computer systems are Y2K compliant, the Company is continuing to monitor its computer systems in a continual effort to insure that its systems are Y2K compliant. The Company has not obtained written assurances from its major suppliers and the developers of its web site indicating that they have completed a review of their respective computer systems and that such systems are Y2K compliant. Costs associated with the Company's review were not material to its results of operations.

       While the Company believes that its procedures have been designed to be successful, because of the complexity of the Y2K issue and the interdependence of organizations using computer systems, there can be no assurances that the Company's efforts, or those of third parties with whom the Company interacts, have fully resolved all possible Y2K issues. Failure to satisfactorily address the Y2K issue could have a material adverse effect on the Company. The most likely worst case Y2K scenario which management has identified to date is that, due to unanticipated Y2K compliance problems, the Company's Web site may not function at all or not function as expected, and that the

Company may be unable to bill its customers, in full or in part, for services used. Should this occur, it would result in a material loss of some or all gross revenue to the Company for an indeterminable amount of time, which could cause the Company to cease operations. The Company has not yet developed a contingency plan to address this worse case Y2K scenario, and does not intend to develop such a plan in the future.

                       BUSINESS OF THE COMPANY

SUMMARY

       Go Online Networks Corporation ("Go Online" or the "Company") operates in the high technology and E-commerce business. By utilizing a three-tiered revenue model, we intend to continue actively to pursue the online arena through superior market knowledge, technology, and marketing.

       In initiating our new strategy, we recently acquired and currently operate three distinct divisions, each described below:

       INTERNET KIOSK DIVISION
       We are pursuing a strategy in the installation of Internet kiosks in the mid-priced hotel market. Our Internet kiosks, designed in three primary models, will be installed in the hotel lobby or an alternative centralized public access room. Our Kiosk Division has developed two suppliers capable of manufacturing an increasing number of low cost, small, integrated kiosks that can provide easy, pay-as-you-use stand-alone Internet access. At no cost to the owner and sharing revenues with us and the owner, our Internet kiosks will be marketed to these mostly mid-priced hotels by sales agent organizations employed by our Kiosk Division. Presently, 197 hotels have signed contracts and 48 have been
installed as of September 25, 1999.   We believe that we will have
many more by year end and hope to reach our goals of installation of enough kiosks to make us profitable by the first quarter of 2001.

       SHOPGOONLINE.COM

       Utilizing state of the art online video and audio technology, our ShopGoOnline.com internet website offers a variety of products and services via the World Wide Web. ShopGoOnline.com sells products such as jewelry, coins, collectibles, electronics, computers, skin care and beauty products, and personal fitness products. Almost anything that is normally offered to the public through traditional retail or exclusive TV offers or infomercials can be available through E-commerce on the Internet. At ShopGoOnline.com, the customer can search for products we have to sell by category or by product name and obtain a full description of the product offer including a complete audio presentation of the product as well as a video demonstration when appropriate.

       AUCTIONOMICS.COM

       Explosive growth in the popularity and acceptance of the auction method of marketing for the conversion-of-assets-to-cash has accelerated the need for sophisticated, comprehensive, and efficient approaches to the transaction facilitation aspects of the auction, liquidation and asset disposition process.

       Given that our management in the auction business historically has specialized in real estate auctioning, the auction of real estate properties through our Auctionomics.com internet site is a marketing advantage for our Company. While showcasing real property, we intend that our

 Auctionomics web site will drive purchases of other high-end goods, such as automobiles and jewelry.
Once traffic is established, consumer-oriented, product auction sections will be created similar to Ebay and Ubid. Also, as a complimentary component of the Go Online Networks Corporation network of E-commerce web sites, Auctionomics will link traffic to the ShopGoOnline.com virtual shopping mall, and vice versa.


THE MARKETS FOR OUR PRODUCTS AND SERVICES

       THE GROWTH OF THE INTERNET AND ONLINE E-COMMERCE

       The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate, and conduct business electronically. International Data Corporation
("IDC") estimates that the number of Web users will grow from approximately 69 million people worldwide in 1997, to 320 million in 2002, which translates to a compound annual growth rate of approximately 36%.

       The Internet possesses a number of unique characteristics that differentiate it from traditional forms of media: users communicate or access information without geographic or temporal limitations; users access dynamic and interactive content on a real time basis; and users communicate and interact instantaneously with a single individual or with entire groups of individuals. As a result of these unique and convenient characteristics, Web usage is expected to grow extremely rapidly.

       While the Internet had its beginnings as a conduit for information, there has been a major shift in its use in recent years with the emergence and explosive growth of electronic commerce, more commonly known as "E-commerce". In fact, E-commerce is the fastest growing segment of online use. According to a January 1999 report issued by the Business and Strategic Analysis Group at Ernst & Young, worldwide E-commerce is expected to grow from $55-80 billion in 1998, to $1.4-3.2 trillion in 2003. Specifically, Ernst & Young predicts that business-to-consumer E-commerce, the primary focus of our Company, will grow from $8 billion to $108 billion over the same time frame, a compound annual growth rate of over 68%.

WORLDWIDE BUSINESS TO CONSUMER E-COMMERCE (PROJECTED IN $ BILLIONS)


[GLOBAL CHART]

       The Web has witnessed a fundamental shift in the type of user who frequents the Internet. Formerly, the Internet was used by those with above-average technical knowledge to purchase computers and other, sophisticated electronics. However, according to a recent estimate by America Online, the world's largest Web service provider, in which daily page views by American Web users were broken down into interest categories, daily page views for such categories as "Personal Finance" and "Lifestyles & Interests" surpassed those of "Computers and Software". These statistics reflect the paradigm shift in today's Web user. Once a medium for the technical elite, the Internet is now a tool for the average consumer, a trend that the Company believes will continue well into the future.
       To date, most E-commerce has revolved around the offering of standard products and services that can be easily described with graphics and text and do not necessarily require physical presence to purchase, such as books, videos, CDs, and airline tickets. The Internet gives suppliers, distributors and marketers of these goods the opportunity to develop one-to-one relationships with customers worldwide from a central location without having to make the large investments required to build physical, retail presence, manage a global distribution infrastructure, or develop the printing and mailing infrastructure associated with traditional direct marketing activities. The ability to collect, track, analyze, and leverage consumer behavior and buying patterns provides a critical and cost-effective advantage to the online seller. Most importantly, however, the Internet is the first medium where advertising may be converted to real-time, "virtual" transactions. No other medium affords users such immediate access to the point of sale. Buyers of goods and services also receive many advantages of online purchasing, including time savings associated with not having to travel to retail shops, and product search time. The ease of the transaction process is also a plus for the online consumer.

       THE ONLINE COMMUNITY

       Another area of growth among Web use is the online community. This form of "disaggregation" of the Web has brought users together to communicate with one another and share information. This particular Web medium has personalized the Internet for its users. To date, a typical Internet user's experience has been essentially one-way searching and viewing Web sites containing professionally created content on topics of general interest, such as current events, sports, finance, politics and weather. While Internet search and navigational sites have improved users' abilities to seek out aggregated Web content, these sites are not primarily focused on providing a robust platform for publishing the rapidly increasing volume of personalized content created by users with similar interests, or enabling such users to interact with one another. In contrast, our Websites can offer users aggregated Web content aimed directly at their needs: investment information and financial services.

       Users browsing the Web are increasingly seeking ways of accessing unique, personalized content, and interacting and communicating with other individuals with similar interests. Online communities offer a centralized means of accessing diverse, user-created content in an easy-to-navigate context and the ability to interact directly with the authors of such personalized content. For advertisers and businesses, online communities hold the potential of reaching highly targeted audiences within a more personalized context, thus providing the opportunity to increase advertising efficiency and improve the likelihood of a sale. As a typical example, a company that serves ads for a large online community requires that a site generate at least a million page views per month to strike a deal for advertising revenue. At this first breakpoint, it will pay approximately $3 CPM (Cost Per One Thousand Page Impressions), meaning for every 1,000 banners displayed it will pay the site $3 (less its 35-50% commission).
Once a site has reached the range of approximately five million page views per month, the CPM rates increase to approximately $20-$50, depending upon the demographics involved and the distinctiveness of the targeted audience.

       THE HOTEL INTERNET KIOSK

       The perceived, forecast demand for Internet access by travelers escalates rapidly as more of the United States and world population continues to go on line. Travelers, whether business or personal, are a large potential market. Business strategies to service the traveler's needs range from Internet services located in airports and hotels, to remote, hand held or car based devices.
User demand, capital requirements, and operating costs of alternative technologies, along with the business models to service these travelers are all evolving, and have mostly resulted to date in substantial operating losses.

       Within the hotel industry, the primary attention paid to travelers has been in the upscale, high priced and luxury hotels segments. These affluent travelers are viewed as the most likely to pay for the cost of technological solutions to Internet access and entertainment demand. The twin demand drivers, entertainment and Internet, are expected to pay for these sophisticated technological solutions.

       On the other hand, little attention has been directed to mid-priced hotels, aside from possible provision of a modem jack on phones. Cable or a satellite service is considered for entertainment. Owners of franchises are resisting orders from chain corporations to spend significant sums, such as electronic upgrades of room locks and other amenities. Jupiter Communications, an Internet consulting firm, estimates, however, that of the eight million US hotel rooms, 50% will offer some form of in room Internet access and e-mail service by the end of 2002. Jupiter notes that at the end of 1997, only 60 hotels with 4,000 rooms worldwide were running Internet access trials. A recent Jupiter survey of 2,100 on-line households provided a travel preference for e-mail access (80%), Web surfing (64%), directions and maps (55%), faxing (38%), and entertainment (32%).

       In the upscale and luxury hotel category, the two leading companies, On Command (NASDAQ: ONCO) and LodgeNet (NASDAQ: LNET), have reported substantial losses in building their in-room entertainment and Internet access business in luxury hotels. LodgeNet now services 4,700 lodging properties with 725,000 rooms, providing on demand movies, video games, high-speed Internet access and other programming. LNET's losses narrowed in the first six months of 1999 to ($16 million) from ($36 million) in the first half of 1998. Its competitor, On Command, claims an installed base of 942,000 rooms, of which 11,000 rooms represent installation of its new OCX platform including high-speed Internet access. Losses at ONCO for the first six months of 1999 remained flat at ($15 million) with the comparable 1998 period.

       Aside from the current losses encountered in acquiring and installing new accounts, and building new service technologies that include high speed Internet access, the room based services in upscale hotels require the companies to front a high cost per room investment. Capital outlays of $400 per room are common.
High-speed Internet access generally revolves around installation of a T1 network service that, while available, has significant installation, maintenance, and operating costs. Daily per room fees for this unlimited Internet access approach $10. Both companies offer differing versions of in-room connectivity for laptops.

       Airport based Internet access holds significant potential. Millions of people daily move through the nation's airports. There are significant complexities, costs, and time encountered for marketing, contracting, and installing with multiple airport public authorities. The prototype units being installed are generally sophisticated, expensive units that integrate Internet services with multiple advertising side panels with electronic traveler information systems. GTE is a major factor in this large market.

       THE MID-PRICED HOTEL MARKET

       When market segmentation of the hotel industry began in 1981, the mid-priced and economy segments became among the industry's fastest growing. This design and operational model was coupled with aggressive franchising, and eventually consolidations, to build large numbers of hotel properties and rooms. Brand identification programs for these chains, e.g., Days Inn and Motel 6, were launched to promote occupancy and brand loyalty. Leveraged buyout firms such as KKR acquired major brand names, such as Motel 6, which evidenced the perceived attractiveness of this market. Economically priced hotels with minimal amenities and standardized design have now became commonplace.

       Today, to name just a few, corporations such as Choice Hotels International (NYSE: CHH) have franchised over 3,600 mid-priced and budget hotels in the United States operating under name chain brands such as Sleep, Comfort, Quality, Roadway, and EconoLodge. Choice Hotels has developed mid-priced longer stay hotels under the brand name Main Stay Suite. Cendant Corp (NYSE: CD) developed the DaysInn franchise, which includes 1,755 hotels in the United States. Other chains, including Holiday Inn, Ramada, and Howard Johnson are expanding rapidly. Our business model is intended to address the build up of mid-priced hotels by providing efficient and cost-effective Internet access for the guests in these mid strata hotels.

       This segment of hotels generates substantial numbers of travelers and potential Internet users. For example, a 150-bed hotel at 70% occupancy generates 38,325 occupied rooms per year. If one-third of the occupied rooms are double occupied on average, 51,000 potential Internet users per year stay in the hotel. In a 500-room hotel with 70% occupancy, and with half of the rooms averaging two people, the number of annual potential users rises to 192,000. In good locations, occupancy rates as well as double occupancy, run significantly higher. Location too will also affect the mix of business travelers, a more intense Internet user.
Younger family members entertain themselves by Web surfing. Our business model addresses this large pool of travelers at middle and lower priced hotels in a cost efficient manner for both the hotel and our Company.

       GROWTH OF THE ONLINE AUCTION

       The Internet offers for the first time the opportunity to create a compelling global marketplace for person-to-person trading--the exchange of goods between individuals. This trading has traditionally been conducted through trading forums, such as classified advertisements, collectibles shows, garage sales and flea markets, or through intermediaries, such as auction houses and local dealer shops. These markets are highly inefficient because: (i) their fragmented, regional nature makes it difficult and expensive for buyers and sellers to meet, exchange information and complete transactions; (ii) they offer a limited variety and breadth of goods; (iii) they often have high transaction costs from intermediaries; and (iv) they are information inefficient, as buyers and sellers lack a reliable and convenient means of setting prices for sales or purchases. Despite these inefficiencies, estimates indicate that the market for traditional person-to-person trading in the U.S. through auctions and classified ads exceeded $50 billion in goods sold in 1997.

       An Internet-based centralized trading place can overcome the inefficiencies associated with traditional person-to-person trading by facilitating buyers and sellers meeting, listing items for sale, exchanging information, interacting with each other and, ultimately, consummating transactions. Through such a trading place, buyers can access a significantly broader selection of goods to purchase and sellers have the opportunity to sell their goods efficiently to a broader base of buyers. Because of the Internet's efficiency, the number of online auction purchasers is expected to increase from 1.2 in 1998 to 6.5 million by 2002, creating a $52.6 billion market.

OUR PRODUCTS AND SERVICES

       SHOPGOONLINE.COM

       Mr. Scott Claverie, the current President, formed the ShopGoOnline.com Division as a small venture to develop Internet E-commerce solutions. The Company, through its AMS Acquisition Corp. subsidiary, provided seed financing in exchange for a 75% interest in the ShopGoOnline.com website. This initial financing contained an option for Mr. Claverie to reacquire majority ownership. This option was recently extinguished for 1,250,000 shares of Company common stock and certain cash consideration. The Company owns 75%, and is committed to provide overall division financing and direction. ShopGoOnline.com is a dba of AMS Acquisition Corp.

       ShopGoOnline.com is a company that offers a variety of products and services via the World Wide Web. ShopGoOnline.com sells products such as household items, jewelry, coins, collectibles, electronics, computers,skin care and beauty products, and personal fitness products. Almost anything that is normally offered to the public through traditional retail or exclusive TV offers or infomercials will now be available through E-commerce on the Internet. At ShopGoOnline.com, the customer can search for products by category or by product name and obtain a full description of the product offer including a full color picture and full-motion video. In addition, the customer will be able to view the TV offer in part or in its entirety all from the ShopGoOnline.com Web site. When fully implemented, our ShopGoOnline.com Web site will be a place where a customer can find all their favorite products as well as seen advertised on TV. Our customers will be able to shop from hundreds of products and add them to their electronic shopping cart.
 At the checkout counter, the customer will be able to purchase all the products selected from one easy location. Our ShopGoOnline.com division will then process the orders and have the products delivered right to the customers' door.

       Our ShopGoOnline.com division derives revenue from three different sources:

1. Direct Sales - from selling product and services that are offered on the Web site.
2. Indirect sales - by referring our customers to "link share" numbers to purchase products advertised on the Company's Web site.
3. Web hosting - by hosting other Web pages that reside on our server

       INTERNET KIOSK DIVISION

       Our Internet kiosk, designed in three primary models, is designed to be installed in a hotel lobby or an alternative centralized public access area. Our Internet Kiosk Division has developed two suppliers capable of manufacturing an increasing number of low cost, small, integrated kiosks that can provide easy, pay as you use stand alone Internet access. At no cost to the owner and in a revenue sharing model, our Internet kiosks will be marketed to mostly mid-priced hotels by sales agent organizations employed by our Kiosk Division.

       The hotel is required to provide free space, approximately 9-12 square feet, under a four-year, renewable Internet exclusive contract. The hotel receives in exchange a 10% share of kiosk revenues with a $45 monthly minimum. The contract is renewable by the hotel for an additional four years or eight years in total. We agree to maintain the Kiosk from our share of the revenues. Presently, the total direct installed cost of each Internet kiosk is approximately $3,300, which has been brought down from our initial cost of $5,100.

       The Kiosk Division business plan has several multi-level, integrated strategies to maximize our revenues and business value from the Kiosks. These revenue and valuation sources are as follows:

   - Revenues and earnings streams generated by the existing and potential kiosks.
   - Advertising revenues to be sold as spots and banners on the hotels' kiosks. This revenue is based on "eyeballs" generated.

   - A value derived from the exclusive potential 8-year Internet service contract for a hotel. The aggregate value of these contracts should grow geometrically as hotels are added, representing future revenue streams and the exclusive right to provide that hotel's guests with Internet services. Operating experience will refine the value.
   - Tie-ins to other Company services by usage promotional affinity programs, including ShopGoOnline.com.
   - Develop branded "rewards" programs for hotels to give their guests that operate through the kiosk.

       Although there can be no assurance that we will be successful in marketing our kiosks, we intend to have the 2,000 Internet kiosks installed and operating in hotels at the end of a two-year period. Presently, 197 hotels have signed contracts and 48 have been installed as of September 25, 1999.

       AUCTIONOMICS, INC.

       Auctionomics, Inc. incorporated in the state of Nevada in June 1999. This division was created solely for the pursuit of capturing a share of the online auction market by the Company.

       The founders of Auctionomics, Inc., Messrs. Harvey A. Turell and Nathan A. Wolfstein IV, have extensive experience in the marketing of real estate auctions and have brought these skills to the Company. The Company acquired a 75% interest in Auctionomics, Inc. from the two founders/shareholders in June 1999. The consideration was 500,000 shares of the Company's common stock and a two-year warrant to acquire an additional 500,000 shares of the Company's common stock at $0.50. The shareholders, Messrs. Turell and Wolfstein, are entitled to receive a bonus of 25% of Auctionomics.com pre-tax income, so long as they retain their 25% ownership. If their shareholdings are reduced, the bonus is reduced proportionally. The Company provided Auctionomics, Inc. with
$25,000 for working capital shortly after the acquisition in June 1999.


       Auctionomics is perfectly suited as a viable segment of our overall online product offerings. Explosive growth in the popularity and acceptance of the auction method of marketing for the conversion-of-assets-to-cash has accelerated the need for sophisticated, comprehensive, and efficient approaches to the transaction facilitation aspects of the auction, liquidation and asset disposition process.

       Given that management has specialized in real estate auctioning, marketing online auctions for such government agencies as the FDIC, RTC, HUD, FHA, VA and DRMS, as well as The Ross-Dove Company/Grubb & Ellis Real Estate Auction Partnership and The Credit Managers Association of California/Asset Liquidation Division (CMAC/ALD), the auction of real estate properties is a marketing strength for our Auctionomics.com division. We believe that this facet of the online auction market separates itself from its competition. While showcasing real property, we intend to use Auctionomics for the sale of other high-end goods, such as automobiles and jewelry.

Once traffic is established, consumer-oriented, product auction sections will be created similar to Ebay and Ubid. Also, as a complimentary component of the our network of e-commerce
Web sites, Auctionomics will be designed to drive traffic to the ShopGoOnline.com virtual mall, and vice versa.

       Auctionomics.com can become an auction eTrading community providing sellers and buyers access to specially selected sales events and the ShopGoOnline.com virtual mall.

       When fully completed, Auctionomics.com will feature state-of-the-art, product/asset eMarketing, enhanced with digital graphics, streaming audio and video in an online auction environment that presents and promotes each product or other asset featured. We intend that the process will replicate the appearance of a live auction broadcast TV over the Internet within a secure online electronic bidding and payment process.

       Customers will search through product/asset listings included in scheduled sales events in a virtual auction mall setting, place products/assets in an electronic shopping cart and bid/ purchase via credit card in a secure transaction environment.

       Auctionomics.com will offer its non-real estate product line through a joint marketing agreement with Classified Auctions.com, LLC. Rather than create the auction environment from scratch, which can take months of programming and resources, we believe that it would be best to strategically partner with an existing, successful auction Web site. Depending on the product sold, Auctionomics.com will receive 10-30% of the gross revenue derived from each sale.

       Classified Auctions.com was created to more efficiently cultivate the commercial potential of three separately thriving markets, the Internet, the Classified Section and the Auction, by unifying them into a single business opportunity. By utilizing the best features of these vehicles to offset the inherent disadvantages respective to each, Classified Auctions.com has created a viable enterprise hybrid that is greater than the sum of its parts.

       The main goal of Classified Auctions.com is to give clients ranging from private individuals to large corporations the maximum dollar value for their goods and services, and to buyers the best deal possible. Classified Auctions.com offers its clients convenient and efficient avenues to buy and sell via an online auction or traditional classified format.

       What makes Classified Auctions.com unique is its blending of the three mediums discussed previously. Over the last 100 years the Classified Section has developed as the place to find or sell goods in almost every type of publication from the newspaper to professional trade journals. Over $500 billion of goods and services are sold annually via Classified Sections worldwide. Although this traditional means of buying and selling remains strong, Classified Auctions.com eliminates numerous disadvantages: annoying phone calls at all hours, price haggling, inconvenient travel to see the item and the costs of the ad itself, to name only a few. Classified Auctions.com provides access to a much wider market for a fraction of the cost of traditional media.

       Within minutes of registering with Classified Auctions.com, online users can list items for sale or auction. Users may browse familiar classified categories for sale items or bid on items posted for auction in a fully automated, secure, and user-friendly online service (24/7). Classified Auctions.com fosters an online community dedicated to provide useful information, services, chat, news and related entertainment to its clients.

       The synergy between the three facets of the Company allow for effective cross marketing of products and a steady flow of e-commerce opportunities. Besides seamless transaction facilitation, Auctionomics.com provides users a myriad of methods to effectively market and sell their goods. These include:

-       Digital literature and emailings
-       Internet search engine marketing
-       ShopGoOnline.com Virtual Shopping Mall
-       Streaming video and digital audio online
-       Television/cable Broadcasting
-       Credit card payments online
-       E-commerce solutions

SALES AND MARKETING

       Web Promotion - Advertising

       As with any Internet company, it is paramount that we actively market our web sites and drive traffic to them. We plan to market and brand our Go Online Web sites through conventional banner ads and reciprocal links placed throughout highly visible online locations and print publications.

       It is a standard in the industry, and it is our intention, to team with a Web promoter in order to market our sites electronically. Web promoters (also known as media sales companies) are actively involved in banner placement and swapping, search engine registration, and other activities associated with Web promotion. Because of their existing relationships and the ability to "package" deals, these firms constitute the quickest, most cost-effective way to promote a site. Typically, these firms take a percentage of their clients' total ad revenue (usually 35-50%) as compensation for their services.
Specifically, these firms provide :

-       Exclusive sales representation
-       Support by a sales force of experienced media professionals
-       Increased focus on long-term sponsorship programs
-       Total inventory and ad management
- Additional revenue streams from local and international ad sales efforts

       In the coming months, our management intends to pursue a saturation marketing campaign for ShopGoOnline.com. The media campaign, which we generally launched with the Grand Opening of ShopGoOnline.com, was expanded with display ads which reached a substantial number of readers in the eight major Internet markets. We placed Display ads in the Boston Globe, San

Francisco Examiner, Chicago Times, New York Times, Miami Herald,
San Diego Union Tribune, Los Angeles Times and Dallas Morning News.

       Following the display ads, our plan is for our ShopGoOnline.com division to deliver a targeted investor promotional piece via direct mail drop to selected demographic sections of these same major Internet markets.

       These new branding campaigns will continue to be supported by agreements with DoubleClick, through the Dynamic Advertising Reporting and Targeting Program (DART), and Website Results, both designed to direct traffic to the ShopGoOnline Web site. We are also gearing up to increase revenues generated by the sale of advertising space on ShopGoOnline.com as well as the expansion of advertising sales on our Internet kiosks.

       Key to the success of Auctionomics.com is to stay connected to the auction community, both on- and offline. Therefore, our plan is to advertise in publications that target the auction enthusiast. Currently, Auctionomics.com is running a full-page advertisement in Auction Weekly, one of the most respected publications in the auction arena.

       Since 1994, Auction Weekly has been published by Auction Advisory. Auction Advisory has now taken its auction expertise online at auctionadvisory.com. Auction Weekly lists only live auctions, those auctions conducted by professional auctioneers and government agencies. The publishers and principals of Auction Advisory are deeply involved in the auction industry, and have been for the past 18 years.

       The paper version of Auction Weekly has always listed 300+ auctions each week while the online database is updated daily. Auction Advisory gives users early warning and up to the minute changes, similar to traditional, short-notice "public notices".

       Auction Weekly is mailed first class every Tuesday. This 32-page newsletter comprehensively lists all auctions in the Southwest (AZ, CA, CO, NM, NV, TX, UT). The newsletter lists virtually every type of auction from large to small. Auction Weekly lists Government Auctions, Estates, IRS, U.S. Customs, City, County, State, Bankruptcy, Lien Auctions, Antiques, Business Liquidations, U.S. Dept. of Defense, and U.S. Marshal.

       Internet Kiosk Marketing

       While we cannot be sure we will succeed with our goal, we intend to seek to have the 2,000 Internet kiosks installed and operating in hotels at the end of a two-year period. To accelerate penetration of the hotel market and the use of the installed kiosks, in September 1999 we intend to initiate a major 45-day marketing campaign for our Kiosk Division. The sales and marketing campaign includes:

- Advertising in trade magazines and attending trade shows to enhance our kiosk program's visibility with hotel operators. An example is the Asian-American Hotel Association, which represents approximately 60% of the franchised mid and economy priced hotel owners.

- Providing the hotel upon kiosk installation with a full marketing program to increase guest usage. This includes signage, which will be intended to draw guests to the kiosk, and obtaining email while traveling. Guest access to their email requires only knowing the short address of the mail servers of their internet service providers (ISP) and password they currently use to access their mail. This information is the same that is inputted into their home or office email program and is readily available to the traveler before he/she departs.

- Distribute plastic affinity cards to reward users with credits to be spent at our ShopGoOnline.com Web site. Affinity members or guests of certain hotels will be offered free minutes to check for their e-mail at check-in. Some hotels look to also use the kiosks as a center around which to develop a stay rewards program for their guests.

- Develop catalogs for periodic mailing to users of the kiosks for purchase opportunities at our online sites.

- Retain sales agencies to represent our Kiosk Division to acquire agreements to place Internet kiosks in hotels within the United States and internationally. Our most recent sales agreement was with Midwest Internet Solutions, Inc. ("MIS") covering Indiana, Michigan, and Ohio.

       The following graph depicts our success in achieving increasing monthly sales of kiosks contacts to hotels. The first sales were recorded in March 1999 and the chart covers the period through August 1999.

[DIAGRAM - SITE AGREEMENTS SIGNED BY MONTH]

COMPANY BACKGROUND

       Go Online Networks Corporation became a public corporation in April 1990 by the "reverse acquisition" of Valencia Capital, a Colorado corporation. From this acquisition, the shareholders of the Company became the majority shareholders and the corporation in November 1990 was renamed Jones Naughton Entertainment, Inc.. A one for four reverse stock split was accomplished at the same time, resulting in nine million common shares then outstanding.

       The Company under its then president, Mr. Spike Jones, Jr., initially produced infomercials but ceased infomercial production in 1993. Mr. Jones left the Company, and in 1995, the Company acquired Real Estate Television Network, Inc. ("RETN"), a satellite real estate TV network. RETN's target market was the independent real estate office of the large franchised office networks, e.g. Century
21. In 1996, many of the large independent real estate firms were acquired by HSF, Inc., which resulted in a consolidated industry. The consolidation led to the decision to internally produce and provide training and other services, which were originally provided by outside vendors like RETN. In 1996, RETN was sold to AmeriNet Financial Services, Inc.

       The Company made the strategic decision to pursue opportunities involving the Internet. In the first quarter of 1998, the Company acquired the assets of a small advertising agency, Affiliated Marketing Services, Inc ("AMS"), which it intended to move into Internet advertising. The Company's management determined that AMS's Internet progress was insufficient, and during the fourth quarter of 1998, AMS was sold back to its management.

       Subsequent to the AMS sale, the Company made its initial investment in the corporate entity which was and continues to be the developer of ShopGoOnline.com, investing $25,000 for a 75% equity interest. Management of that corporation received a repurchase option to acquire back 26% of the outstanding shares from the Company. The Company subsequently purchased this repurchase option.
 The Company issued to management (primarily its President Scott Claverie) 1,250,00 shares of the Company's common stock, along with cash consideration.

       During March 1998 we entered into an agreement to acquire the assets of a business engaged in the manufacturing, marketing, management and display of advertising and informational kiosks. The purchase price was $50,000 with a down payment of $25,000 plus four equal quarterly installments at the 90 day, 180 day, 270 day and 350 day anniversaries of the closing date.

       The Company acquired a 75% interest in Auctionomics, Inc.
from the two founders/shareholders in June 1999. The consideration was 500,000 shares of the Company's common stock and a two-year warrant to acquire an additional 500,000 shares of the Company's common stock at $0.50. The shareholders, Messrs. Turell and Wolfstein, are entitled to receive a bonus of 25% of Auctionomics.com pre-tax income, so long as they retain their 25% ownership. If their shareholdings are reduced, the bonus is reduced proportionally. The Company provided Auctionomics, Inc. with
$25,000 for working capital shortly after the acquisition in June 1999.

       At a meeting of shareholders held on September 8, 1999, the Company reincorporated in Delaware and changed its name to Go Online Networks Corporation. This change was designed to provide the Company with the advantages of Delaware law for a public corporation and to change the name to reflect the Company's new internet businesses.

RESEARCH AND DEVELOPMENT

       We have not spent any measurable amount of time on research and development activities.

EMPLOYEES

       As of August 31, 1999, we had 14 full-time employees and 6 part time employees, including employees in each of our divisions. Of these employees, three work in our administrative offices, three are employed by our Internet Kiosk division, nine are employed by our ShopGoOnline.com division and five are employed by our Auctionomics division. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

       Our principal executive offices are located at 5681 Beach Boulevard, Suite 101/100, Buena Park, California 90621. Effective July 21, 1999 we entered into a lease for this office space. The term of the lease is for 3 years with monthly base rent payments of
$1,600.   The rent for the first year was prepaid.  Future base rent commitments during the years ended December 31 under this lease are
summarized as follows: (i) 2000 - $   8,000; (ii) 2001 - $ 19,200;
and (iii) 2002 - $ 11,200.

       Effective May 15, 1999, we entered into a lease for office space in northern California used by our ShopGoOnline.com division. The term of the lease is for 5 years with monthly base rent payments of $1,615. The base rent amounts are subject to increases of 3% per annum. We have the right to terminate the lease between May 15, 2000 and June 15, 2000 and also between May 15, 2002 and June 15, 2002. The first years rent was prepaid. Future base rent commitments during the years ended December 31 under this lease are summarized as follows: (i) 2000 - $ 19,380; (ii) 2001 - $19,380;
(iii) 2002 - $ 19,380; (iv) 2003 - $ 19,380; and (v) 2004 - $  8,075.

       Effective August 12, 1999, the Company entered into a lease for office space for its marketing department located at 13101 Washington Blvd., Suite 231, Culver City, California. The term of the lease is until September 30, 2000, with a month to month tenancy thereafter, with monthly base rental of $1,254.00 per month.

       At the end of the lease terms for all of our rental space, we believe that we can lease the same or comparable offices at approximately the same monthly rate, however, we can make no guarantees or assurances of that fact.

                              MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer of the Company. Our executive officers are elected annually by the Board of Directors. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

       The directors and executive officers of the Company are as follows:

Name                   Age    Positions

Joseph M. Naughton     56     Chairman, Chief Executive Officer, Director

Jeffrey Reynolds       36     Vice President, Director of Marketing

Scott Claverie         39     Director; President, ShopGoOnline.com Division

Jim Cannon             65     Director; Director of Operations, Go Online
                              Kiosk Division

Michael Abelson        51     Director


       JOSEPH M. NAUGHTON, Chairman - Mr. Naughton has assembled the Company in its present form, attracting in short order a highly experienced management team to execute the Company's business plan. Mr. Naughton has been President of the Company since May 1991. Mr. Naughton has substantial experience in corporate management and merchandising, having served initially as VP/General Merchandising Manager for the GEMCO division of Lucky Stores. He subsequently was Executive Vice President and Chief Operating Officer of ShopTV Network and a director of ShopTV, Inc., the TV home shopping program production arm of J.C. Penny Television Shopping Channel.

       JEFFREY REYNOLDS, Vice President/Director of Marketing - Mr. Reynolds will have total corporate authority in managing all aspects of our E-commerce marketing ventures, including the Company's ShopGoOnline.com, Auctionomics.com and GoOn-line Kiosk divisions. Mr. Reynolds was recently in charge of new business development for Web Site Results, the premier Internet marketing solutions company whose clients include REI, Mobil, PenTex, Reebok, and CyberCash.
Mr. Reynolds, who has previously worked with Pacific Coast Communications and Southwestern Bell, is a graduate of Northrup University.

       SCOTT CLAVERIE, Vice President of Operations and Marketing - With more than ten years experience in the telecommunications industry, Mr. Claverie will be directing the operations and marketing efforts of ShopGoOnline.com. Mr. Claverie has directed sales and marketing for companies such as MCI and Pacific Bell.
More recently, from June 1997 until June 1999, Mr. Claverie was Business Operations Manager for Cal State University at Chico. From December 1992 until June 1996, he was a regional manager for Computer Telephone Corp. Generating over $45 million in revenue. Computer Telephone Corp. was responsible for managing a significant portion of Pacific Bell's customer base. Mr. Claverie and his team were responsible for the sales and marketing of additional products and services to the customer base and to generate additional revenue.

       JIM CANNON, Director of Operations - Mr. Cannon has over 30 years of experience in the hospitality, lodging, and food and beverage industry. A graduate of Cornell University with a Bachelor's of Science degree in Business and Food Technology, Mr. Cannon brings to the Company stellar credentials in the hotel chain industry. He is an eleven-year veteran of the Days Inn organization, serving as Vice President of Franchise Operations. From September 1998 until April 1999, Mr. Cannon was with ShoLodge Franchise Systems. From March 1997 until September 1998, Mr. Cannon was Director of Franchise Sales for Country & Hearth Inns in Atlanta, Georgia. From August 1990 through August 1996, Mr. Cannon was National Director of Franchise Development for Hospitality International, Inc. in Atlanta, Georgia. During 1990 and 1991, Mr. Cannon worked in sales of Friendship Inn and Econolodge franchises for Econolodges of America, Inc. in North Bergen, New Jersey. In addition, Mr. Cannon's past experience includes senior level executive positions with Columbia Sussex Corporation, Inc. (a Holiday Inn Franchise Group), Days Inn or America, Inc and other hotels and restaurants. Mr. Cannon's extensive network of contacts in the national hotel industry will be an invaluable asset in maximizing the rollout of the Internet kiosk business.

       DR. MICHAEL ABELSON, Director. Dr. Abelson is President of Abelson & Company, a firm he founded in 1986, which specializes in improving real estate management and sales associate profitability. Dr. Abelson is also on the faculty of Texas A&M University in the Department of Management, which he joined in 1981.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

       Our articles of incorporation limit the liability of directors to the maximum extent permitted by Delaware law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify its directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                        EXECUTIVE COMPENSATION

Summary Compensation Table

       The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the three fiscal years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                      SUMMARY COMPENSATION TABLE

                        Annual Compensation                        Long Term Compensation
                                                               Awards                           Payouts
                                                                             Securities
                                                 Other Annual  Restricted    Underlying        LTIP      All Other
Name and Principal            Salary    Bonus    Compensation  Stock Awards  Options           Payouts   Compensation
Position             Year     ($)       ($)       ($)           ($)          SARs(#)            ($)        ($)

Joseph Naughton      1999     $15,500    -0-       -0-             -0-          -0-              -0-        -0-
(President, CEO)     (6/30)

                     1998      25,515    -0-       -0-             -0-          -0-              -0-        -0-
                     (12/31)

                     1997      34,750    -0-       -0-             -0-          -0-              -0-        -0-
                     (12/31)


                     1996      48,000    -0-       -0-             -0-          -0-              -0-        -0-
                     (12/31)

Jim Cannon (1)       1998        -0-     -0-       -0-             -0-          -0-              -0-        -0-
                     (12/31)

                     1999      15,000    -0-       -0-             -0-          -0-              -0-        -0-
                     (6/30)

Michael English (2)  1996     $48,000    -0-       -0-             -0-          -0-              -0-        -0-

(1) Mr. Cannon commenced his employment with the Company in 1999.
(2) Mr. English was President of the Company until his resignation during 1996.



                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                         (INDIVIDUAL GRANTS)


                      NUMBER OF SECURITIES           PERCENT OF TOTAL
                      UNDERLYING OPTIONS/SAR'S       OPTIONS/SAR'S GRANTED TO
                      GRANTED (#)                    EMPLOYEES IN FISCAL YEAR       EXERCISE OF BASE PRICE
                                                                                            ($/SH)          EXPIRATION DATE
NAME

Joseph M. Naughton            -0-                               --                          --                   --

James Cannon                  -0-                               --                          --                   --




                          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                   AND FY-END OPTION/SAR VALUES

                                                                  Number of Unexercised
                                                                  Securities Underlying         Value of Unexercised In-The
                                                                  Options/SARs At FY-END (#)    Money Options/SARs
                        Shares Acquired On                        Exercisable/Unexercisable     At FY-End ($)
Name                    Exercise (#)          Value Realized($)                                 Exercisable/Unexercisable

Joseph M. Naughton           -0-                -0-                 - 0 -                           --

James Cannon                 -0-                -0-                 - 0 -                           --


Compensation of Directors

       The Directors have not received any compensation for serving in such capacity. The Company currently contemplates that it pay each outside director up to $500 to attend meetings will provide certain option grants and/or restricted stock awards as compensation for its outside Directors in the future for serving in such capacity.

Employment Agreements

       Effective August 9, 1999 the Company entered into an employment agreement with Jeff Reynolds whereby Mr. Reynolds was engaged to be Vice President and Director of Marketing. The agreement is for a term of five years but is subject to termination by the Company for cause. The Company or Mr. Reynolds have the right to terminate the agreement after giving the other party thirty
days notice.   In the event that the agreement is terminated by the
Company without cause, Mr. Reynolds shall be entitled to compensation earned computed pro-rata up to the date of termination plus ninety days of salary. Mr. Reynold's compensation during the term of the agreement shall be as follows: (a) Base salary of $75,000 per year; (b) Quarterly bonus of one quarter of one percent of the sales of the Company's ShopGoOnline.com and Auctionomics.com divisions; (c) Quarterly bonus of 3% of the net advertising revenues generated by the Company, after reduction for account fees and commissions payable by the Company; (d) Bonus of 25% of the gross revenue generated by an internal advertising agency to be formed by the Company; (e) options to purchase up to 200,000 shares of common stock of the Company at a price of $.32 per share at the end of year one of the employment agreement. In addition, at the end of each of years 2 through 5, Mr. Reynold's will become eligible to purchase up to 200,000 shares of common stock at a price equal to 75% of the average closing bid price on the five business days immediately preceding the anniversary date of the agreement.

       Effective May 1, 1999 the Company entered into a consulting agreement with Michael Abelson, a Director of the Company, whereby Mr. Abelson was engaged to assist in the creation of the Company's real estate website for its ShopGoOnline.com operating division.
The term of the agreement is for one year but can be terminated by the Company with or without cause with 30 days notice. Compensation to Mr. Abelson is summarized as follows: (a) Monthly cash consulting fee of $5,000; (b) Quarterly bonus equal to 15% of the gross revenues earned by the Company through its real estate web site developed by the consultant; (c) options to acquire 25,000 shares of stock for each $500,000 in gross revenues attributable to the real estate web site developed by the Company.

       Effective April 12, 1999 the Company entered into an employment agreement with James Cannon. The agreement is for a term of one year but is subject to termination by the Company for cause. The Company or Mr. Cannon have the right to terminate the agreement
after giving the other party thirty days notice.   In the event that
the agreement is terminated by the Company without cause, Mr. Cannon shall be entitled to compensation earned computed pro-rata up to the
date of termination.   Mr. Cannon compensation during the term of
the agreement shall be as follows: (a) Base salary of $60,000 per year; (b) Quarterly bonus of 20% of the net advertising revenues of the Community Marquee Division generated as a result of the employee's direct efforts during the previous quarter; (c) Alternative quarterly bonus in lieu of B. above equal to 25% of the net adverting revenues of the Community Marquee Division generated by parties other than the employee; (d) options to purchase 25,000 shares of the Company's common stock for each twenty-five kiosks shipped up to a maximum of 150 kiosks. The exercise price of the options shall be equal to 60% of the closing bid price on the last business day of the month in which the employee becomes eligible.

                         CERTAIN TRANSACTIONS

       Joseph M. Naughton, the Company's Chief Executive Officer has loaned various amounts to the Company. As of December 31, 1998 and as of June 30, 1999 the amounts payable to the officer for advances totaled $130,242 and $124,222 respectively. In addition there is unpaid compensation due to him of $48,000 for 1996, $61,250 for 1997, $70,485 for 1998 and $32,500 for the six months ended June 30, 1999. The balances payable for compensation to Mr. Naughton totaled $179,735 at December 31, 1998 and $212,235 at June 30, 1999. The
balances payable to Mr. Naughton are uncollateralized, bear no interest and are payable on demand.

       In addition to options disclosed elsewhere in the notes to the financial statements, the Company has issued the following options to acquire restricted common stock of the Company: (i) Options to purchase 31,640 shares issued to Vera Brown exercisable at $.20 per share at any time within one year after the Company's common stock first trades at or above $1.20 per share for thirty consecutive trading days; (ii) Options to purchase 31,640 shares issued to Vera Brown exercisable at $.40 per share exercisable at any time within one year after the publicly traded common stock of the Company has traded at $2.00 per share on each trading date for thirty consecutive days; (iii) Options to purchase 31,640 shares issued to Vera Brown exercisable at $1.00 per share at any time within one year after the publicly trade common stock of the Company has traded at $2.80 per share for thirty consecutive trading days. Such shares cannot be traded for a period of ninety days after the exercise of this option and (iv) Options to purchase 31,640 shares issued to Vera Brown exercisable at $2.00 per share, exercisable at any time within one year after the publicly traded stock of the Company has traded at $3.60 per share for thirty consecutive trading days. Such shares cannot be traded for a period of sixty days after the exercise of this option.

       During the year ended and the six month period ended June 30, 1999 the Company issued approximately $343,000 and $100,000, respectively of convertible debentures to an unaffiliated party.
The debentures were converted to common stock at 75% of the market value of the common stock.

       On July 8, 1998 AMS Acquisition Corp., a newly formed wholly-owned subsidiary of the Company acquired the assets and liabilities of a business operating several different publishing and advertising divisions located in San Diego, California. The total investment in the acquisition of the business assets approximated $240,000 including related acquisition expenses. After operating the business for approximately six months, the assets and liabilities were sold back to the original seller in exchange for assuming the then existing liabilities of the business. This sale back was effective December 31, 1998. At the time of the return of the business, the total assets of the business including goodwill of approximately $500,000, totaled approximately $858,000, and liabilities totaled approximately $904,000. While the liabilities were assumed in the sale back transaction, AMS remains contingently liable for any amounts not paid by the purchaser. The assets and the liabilities have been subsequently sold again after the buy back from AMS.

       Effective February 3, 1998 the Company entered into a consulting agreement with Patrick M. Rost to provide financial support and market makers for the Company's publicly traded common stock. In accordance with the terms of the agreement the consultant was issued 400,000 shares valued at $.035 per share and 1,250,000 shares at $.03 per share as compensation for consulting services.
In addition, the consultant was granted an option to acquire 1,000,000 shares at $.05, 1,000,000 at $.07 and 1,000,000 at $.09 per share. At the time of the grant of the options, the market price of the stock was in excess of the option prices. The options for the 1,000,000 shares at $.05 and the 1,000,000 shares at $.07 were exercised. The option for the 1,000,000 shares at $.09 expired unexercised.

       Effective July 27, 1998 the Company entered into a consulting agreement with an individual for a 90 day period. The individual was paid $6,000 per month for providing services to assist in developing financial support for the Company's publicly traded common stock. In addition, the consultant was granted an option to purchase 500,000 shares of the Company's common stock at $.125 per share within one year of the effective date of the agreement. The option expired unexercised.

       Effective March 9, 1998 the Company entered into an internet public relations agreement with an entity for a three month period. For services performed, the Company issued 125,000 shares of its common stock valued at $.025 per share. The entity was also granted a ninety day option to acquire 50,000 additional shares at $.075 per share. The option expired unexercised.

       During 1996 the Company sold its wholly-owned subsidiary Real Estate Television Network, Inc. ("RETN") in exchange for shares of stock of AmeriNet Financial Services, Inc. ("ANFS"), the entity that acquired RETN. Since the Company has been unable to receive free trading shares of ANFS as agreed, the Company on July 9, 1998 filed a lawsuit against ANFS and certain of its officers and directors alleging breaches of written contracts, fraud and violations of various Corporate Code sections. In this litigation, the Company is seeking damages in excess of $60,000,000, together with exemplary and punitive damages, attorney's fees and costs of the suit. On September 2, 1998, the purchasing entity filed a cross-complaint against the Company alleging fraud and misrepresentation, breaches of contracts and conspiracy. In the cross-complaint the entity is seeking damages in the approximate amount of $12,000,000, together with exemplary and punitive damages, attorney's fees and cost of the suit. The actual losses identified by the cross-complaint are less than $500,000. The purchasing entity has recently made a settlement offer to the Company which included a payment to the Company of a combination of stock and cash, however the amounts offered were insufficient and rejected by the Company and the litigation is continuing. The Company intends to vigorously prosecute this litigation.

       During December, 1997 the Company entered into an agreement with some of its shareholders whereby the Company agreed to sell certain of the shares of ANFS for $200,000 subject to the shares being released as free trading. Under the terms of these stock purchase agreements if the shares were allowed to become free trading then in exchange for the $200,000 the shares would be transferred to the shareholders. If they were not released as free trading, $190,000 of the $200,000 would be returned and the remaining $10,000 would be forfeited. The shares were not released as free trading and the $10,000 was forfeited. As of December 31, 1998 $190,000 was returned.

       On December 3, 1998, related to a different litigation matter, a default judgment was entered against the Company in the approximate amount of $55,000 for alleged amounts owed by RETN for which the plaintiff alleges is also owed by the Company. On July 14, 1999 the default judgement was set aside based on the fact that the Company was never properly served with a summons and complaint. The Company contends that it is not liable for the amounts due since RETN was a separate corporation and the Company never guaranteed this obligation.

       On March 5, 1995 the Company borrowed $49,500 and $52,500 from an individual and from a corporation, respectively. The notes bear interest at 7% per annum and are uncollateralized. The notes were due and not paid on May 29, 1996. The lenders have the right to demand payment in full on the notes and failure to pay on demand would increase the interest rate to 18% per annum. The lenders have the right to convert the notes to common stock of the Company at a rate of $.125 per share. The balance payable on December 31, 1998 on the notes total $62,744 and $66,547, respectively, including accrued interest.

       During March 1998 the Company entered into an agreement to acquire the assets of a business engaged in the manufacturing, marketing, management and display of advertising and informational kiosks. The purchase price was $50,000 with a down payment of $25,000 plus four equal quarterly installments at the 90 day, 180 day, 270 day and 350 day anniversaries.

       Effective February 26, 1999 the Company entered into a joint venture agreement with Scott Claverie whereby 25,000 shares of AMS Acquisition Corp. were transferred (25% ownership of AMS) to the individual. The Company also granted the individual warrants to acquire an additional 26,000 shares of AMS at $1.00 per share following the end of the first profitable quarter of operations, but in no event later than twelve months after the February 26, 1999 agreement date. Effective April 19, 1999 the Company exchanged 1,250,000 restricted shares of Company common stock for the warrants. These 1,250,000 shares were recorded at $.275 per share, one half of the market value of free trading shares of the Company's Common Stock on April 19, 1999, and recorded as an expense totaling $343,750. As a part of the joint venture agreement, the Company agreed to provide AMS with $25,000 for working capital. The individual transferred to AMS all equipment, intellectual property, technology associated with the individuals internet-based business.


       During May, 1999, the Company entered into a settlement agreement whereby the Company paid $25,000 in cash to an entity for the full and final release of a liability of the Company with respect to the Company's guarantee of certain commitments of RETN to the entity.

       Effective June 10, 1999 the Company entered into a stock purchase agreement whereby the Company acquired 75% ownership of Auctionomics, Inc., a Nevada corporation. The Company agreed to issue 500,000 shares of its common stock and a warrant for an additional 500,000 shares exercisable for two years at an exercise price of $.50 per share. As of June 30, 1999 the 500,000 shares and the 500,000 warrants had not been issued since the terms of the purchase agreement require that sellers complete the development of an E-commerce website as well as deliver signed  contracts with three viable auction companies assignable to the Company.  As of
June 30, 1999 the sellers had not yet complied with these
provisions.   The Company agreed to provide $25,000 of
working capital within 30 days of closing. The agreement also provides that the 25% shareholders of Auctionomics will be entitled to a bonus equal to 25% of the net income before taxes of Auctionomics each
year for as long as they remain shareholders of Auctionomics.   The
Company also entered into consulting agreements with the 25% shareholders of Auctionomics whereby they will receive 20% of the gross revenues generated to Auctionomics through efforts of the consultants as long as they are shareholders of Auctionomics.

       Effective May 20, 1999 the Company entered into a marketing agreement with an entity, whereby the entity agreed to introduce various hotels, motels and other lodging businesses to the Company for the purpose of placing computer access kiosks in their facilities. The Company will compensate the entity 20% for all adjusted gross usage and 10% of advertising revenue generated as a result of the site agreements negotiated during the term of the agreement. The site owner will also be paid not More than 10% of adjusted gross revenue. The entity will be paid 25% of all the adjusted gross usage and 15% of the advertising revenue for any site agreement that is signed for a duration exceeding 4 years. The Company granted the entity a 60 month exclusive representation for the marketing of the Company's kiosk system for South Florida, define as south of Interstate 40. In order to maintain exclusivity, the entity must sign 20 new sites per month for the 60 month contract period and must agree to procure a minimum of 8 advertising contracts per kiosk installed. Upon execution of the first 100 site agreements the Company will grant the entity an option to purchase 100,000 shares of stock at $.45 per share exercisable for a two year period. Upon execution of the first 500 site agreements the Company will grant the entity the right to purchase 250,000 shares at $.75 per share for two years. Upon execution of the first 1,000 site agreements the Company will grant the entity the right to purchase 250,000 shares at $1.25 per share for two years. If the entity installs additional ad panels on the Company's kiosks using a secondary ad panel furnished by the Company the entity will be compensated 10% for all ad revenue up to $15,000 per year per ad panel and 90% of all ad revenues generated per panel in excess of $15,000 per year.

       Effective May 15, 1999 the Company entered into a marketing agreement with an entity, whereby the entity agreed to introduce various hotels, motels and other lodging businesses to the Company for the purpose of placing computer access kiosks in their
facilities.  The Company will compensate the entity 20% for all adjusted gross usage and 10% of advertising revenue generated as a result of the site agreements negotiated during the term of the agreement. The site owner will also be paid not more than 10% of adjusted gross revenue. The entity will be paid 25% of all the adjusted gross usage and 15% of the advertising revenue for any site agreement that is signed for a duration exceeding 4 years. The
Company granted the entity a 60 month exclusive representation for the marketing of the Company's kiosk system for Southern California, defined as Los Angeles County and south of Los Angeles County, and also Arizona and Nevada.  In order to maintain exclusivity, the entity must sign 20 new sites per month for the 60 month contract period and must agree to procure a minimum of 8 advertising
contracts per kiosk installed.   Upon execution of the first 100
site agreements the Company will grant the entity an option to purchase 100,000 shares of stock at $.75 per share exercisable within one year. Upon execution of the first 1,000 site agreements the Company will grant the entity the right to purchase 250,000 shares at $1.25 within one year. If the entity installs additional ad panels on the Company's kiosks using a secondary ad panel furnished by the Company the entity will be compensated 10% for all ad revenue up to $15,000 per year per ad panel and 90% of all ad revenues generated per panel in excess of $15,000 per year. In addition, the Company agreed to pay the entity $350 for each 4 year site agreement and $200 for all other site agreements exceeding one year. The Company also agreed to pay the entity $2,000 per month in advance for marketing expenses drawn against future site agreement fees and commissions as long as the entity signs not less that 10 new site agreements for the following month.

       Effective September 15, 1999 the Company entered into a Consulting and Financial Services Agreement with Patrick M. Rost. The Consulting and Financial Services Agreement provides for developing, managing and marketing financial services for the Company from March 1, 1999 through December 31, 2000. In connection with the Agreement, Mr. Rost received 200,000 shares of "restricted" common stock and options to purchase 1,000,000 shares of common stock at $.50 per share until December 31, 2000. The shares underlying the options are being registered in this registration statement. See "Selling Shareholders."

                         SELLING STOCKHOLDERS

       The following tables provide certain information with respect to:

Shares Offered by Triton Private Equities Fund

       The Triton Private Equities Fund, LP, an investor in the Company, is offering up to 2,834,010 shares of Common Stock which Triton Private Equities Fund can obtain by converting at a premium $538,462 principal amount of a Series 1999-A Eight Percent Convertible Note (the "Note") into common stock. We sold a $538,462 face amount Note to Triton Private Equities Fund for $350,000 in gross proceeds to the Company. We are using those proceeds to purchase internet kiosks ($250,000), advertise our ShopGoOnline.com website with Double Click ($50,000) and develop software for Auctionomics.com ($50,000). The Note can be converted after 120 days from issuance (on or after January 19, 2000) at a percentage of the lowest three days closing bid prices of our common stock in the prior 20 trading days. If the Note was converted today, Triton Private Equities Fund could obtain approximately 1,050,000 shares of common stock. From day 120 to day 150, the percentage is 103%; from day 151 to day 180, the percentage is 100%; from day 181 to day 210, the percentage is 97% and from day 211 forward, the percentage is 95%. The number of shares of common stock we are registering to potentially give to Triton Private Equities Fund when they convert the Note reflects the worst conversion ratio and a market price of our stock of $.20 (which we think is very conservative and not likely to occur). See "Price Range of Securities."

       The Note requires an interest payment of 8% per annum on the face amount, which we may pay in cash or in free trading common stock. We are consequently also registering 453,442 shares of common stock which we may use to pay the 8% interest payments on the Note through its expiration (assuming a market price of our stock of $.20) before it is converted.

       In addition to the Note, Triton Private Equities Fund received warrants to purchase 175,000 shares of our common stock at an exercise price of $.50 per share until December 31, 2000. In addition, Ganesh Ltd., a finder in the transaction, received 17,500 warrants also exercisable at $.50 per share until December 31, 2000.
 We are consequently registering 192,500 shares of common stock which Triton Private Equities Fund and Ganesh Ltd. may obtain by exercise of those warrants.

       If Triton Private Equities Fund were to receive the maximum number of shares on conversion (based on a market price of our stock of $.20), the maximum number of shares for payment of the 8% interest (based on a market price of our stock of $.20) and were to exercise all of their warrants, they would own a total of 3,479,952 shares which would be approximately 4.7% of our issued and outstanding common stock.

Selling Shareholder Warrants

       We are registering 1,000,000 shares which may be issued to Mr. Patrick M. Rost for options which he holds exercisable at $.50 per share until December 31, 2000. If Mr. Rost were to exercise his options and continue to hold his shares, he would hold a total of approximately 1.4% of the issued and outstanding shares.

Cutler Shares

       We are registering for potential sale by MRC Legal Services Corporation and its employees a total of 208,333 shares of Common Stock. MRC Legal Services Corporation does business as Cutler Law Group, which is our legal counsel. We issued these shares to Cutler Law Group in consideration for legal services. The Cutler Law Group shares were issued as follows:

       MRC Legal Services Corporation            159,333 shares
       Brian A. Lebrecht                          25,000 shares
       Vi Bui                                      9,000 shares
       Stephanie Crumpler                          9,000 shares
       Liz Macko                                   2,500 shares
       Jaime Ceniceros                             2,500 shares
       Elaine Arritt                               1,000 shares

       None of the foregoing individuals or entities owns more than 1% of the issued and outstanding shares.

Turner Shares

       We are registering for potential sale by Fred Turner a total of 100,000 shares of Common Stock. Fred Turner represents us as legal counsel for the ANFS litigation matter. Mr. Turner holds less than 1% of our issued and outstanding stock.

       This Prospectus relates to the potential sale by the Selling
Securityholders of the securities described above.    These shares
of common stock may be sold as set forth under "Plan of Distribution." The securities offered by this Prospectus by the Selling Stockholders may be offered from time to time by the Selling Stockholders named below or their nominees, and this Prospectus will be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. No Selling Stockholder has had any position, office or other material relationship with the Company since its inception, except that (i) Mr. Rost has acted as a financial public relations consultant for the Company (see "Certain Transactions"); (ii) Cutler Law Group is legal counsel for the Company; and (iii) Mr. Turner has represented the Company in connection with the ANFS litigation (See "Certain Transactions").

                         PLAN OF DISTRIBUTION

       The Company intends to offer up to 32,432,433 shares to potential investors by officers and directors of the Corporation, as well as broker/dealers licensed by the National Association of Securities Dealers, Inc. The Company does not presently have an underwriter for these shares.

       The Company will sell the shares at prevailing market prices or a slight discount from prevailing market prices. The Company may negotiate specific purchases of these shares under terms which the Company deems to be beneficial to the Company, but in any event no lower than $.25 per share.

       All securities referenced above under "Selling Stockholders" will be offered by the Selling Stockholders from time to time on the Nasdaq over-the-counter market, in privately negotiated sales or on other markets. The Company believes that virtually all of such sales will occur on the Nasdaq over-the-counter market in transactions at prevailing market rates. Any securities sold in brokerage transactions will involve customary brokers' commissions. No underwriters will participate in any such sales on behalf of the Selling Stockholders.

                        PRINCIPAL STOCKHOLDERS

Common Stock

       The following table sets forth certain information regarding beneficial ownership of common stock as of September 30, 1999 by:

       - each person or entity known to us to own beneficially more than 5% of our common stock;
       -      each of our directors;
       -      each of our named executive officers; and
       -      all executive officers and directors as a group.

                  Name and Address of                 Amount and Nature of        Percent of
Title of Class    Beneficial Owner (1)                Beneficial Ownership        Class

Common Stock      Joseph M. Naughton                         5,307,125 (2)            7.6%

Common Stock      James M. Cannon                            1,008,000 (3)            1.4%

Common Stock      Scott Claverie                               1,158,000              1.7%

Common Stock      Jeffrey Reynolds                            200,000 (4)             0.3%

Common Stock      Michael Abelson                             485,000 (5)             0.7%

Common Stock      All Officers and Directors as a
                  Group (5 persons)                        8,158,125 (2,3,4,5)         11.4%

1. The address for each of these shareholders is c/o Go Online Networks Corporation, 5681 Beach Boulevard, Suite 101/100, Buena Park, CA 90621.
2. Mr. Naughton's shares are held through several different entities and trusts, as to which Mr. Naughton is the primary beneficial owner.
3. Reflects 8,000 shares which Mr. Cannon owns director and up to 1,000,000 shares which Mr. Cannon could obtain upon the exercise of a warrant to purchase shares of common stock at $.20 per share.
4. Reflects an option to purchase 200,000 shares at $.32 per share. Mr. Reynolds will become eligible to purchase up to 200,000 shares of common stock at each of the end of years two through five of his employment at a price equal to 75% of the average closing bid price on the five business days immediately preceding the anniversary date of his employment.
5. In addition, Mr. Abelson will receive options to purchase 25,000 shares of common stock for each $500,000 in gross revenues attributable to the real estate website developed by the Company.

                      DESCRIPTION OF SECURITIES

       Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. The following summary of certain provisions of our common stock, preferred stock, and warrants is qualified in its entirety by reference to our articles of incorporation, as amended, and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

       As of October 1, 1999, there were 70,052,677 shares of common stock outstanding, held by approximately 223 shareholders of record.
 We are advised that there are approximately 9,925 beneficial owners of our common stock.

       Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." Upon a liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable too the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

       Our board of directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of the Company.

       As of October 1, 1999, we have issued and outstanding a total of 499,333 shares of Series A Preferred Stock. Each share of the Series A Preferred Stock is convertible into one share of common stock at the option of the holder. The Series A Preferred Stock votes on a pari pass basis with the common stock, and receives dividends equivalent to shares of common stock. In the event of a liquidation of the Company, the Series A Preferred Stock has a liquidation preference of the number of shares plus 8% from the time of issuance over the common stock.

Series 1999-A Eight Percent Convertible Note

       We have issued a Series 1999-A Eight Percent Convertible Note in the face amount of $538,462 to Triton Private Equities Fund, LP. We sold the $538,462 face amount Note to Triton Private Equities Fund for $350,000 in gross proceeds to the Company. The Note can be converted after 120 days from issuance (on or after January 19, 2000) at a percentage of the lowest three days closing bid prices of our common stock in the prior 20 trading days. If the Note was converted today, Triton Private Equities Fund could obtain approximately 1,050,000 shares of common stock. From day 120 to day 150, the percentage is 103%; from day 151 to day 180, the percentage is 100%; from day 181 to day 210, the percentage is 97% and from day 211 forward, the percentage is 95%. The number of shares of common stock we are registering to potentially give to Triton Private Equities Fund when they convert the Note reflects the worst conversion ratio and a market price of our stock of $.20 (which we think is very conservative and not likely to occur). See "Price Range of Securities."

       The Note requires an interest payment of 8% per annum on the face amount, which we may pay in cash or in free trading common stock. We are consequently also registering 453,442 shares of common stock which we may use to pay the 8% interest payments on the Note through its expiration date (assuming a market price of our stock of $.20) before it is converted.

Warrants

       In addition to the Notes, Triton Private Equities Fund received a warrant to purchase 175,000 shares of our common stock at an exercise price of $.50. Ganesh, Ltd., a finder in the transaction, received 17,500 equivalent warrants. We are consequently registering 192,500 shares of common stock which Triton Private Equities Fund and Ganesh, Ltd. may obtain by exercise of the warrants.

Transfer Agent

       The transfer agent for the common stock is American
Securities Transfer, 12039 West Alameda Parkway, Z-2, Lakewood,
Colorado 80228.

                            LEGAL MATTERS

       The validity of the securities offered hereby will be passed upon for the Company by Cutler Law Group, Newport Beach, California.
 MRC Legal Services Corporation, a California corporation which does business as Cutler Law Group, is presently the beneficial owner of an aggregate of 159,333 shares of the Company's Common Stock. (See "Selling Securityholders"). Employees of Cutler Law Group own an additional 49,000 shares of the Company's Common Stock. These shares of common stock are being registered in this registration statement.

                        AVAILABLE INFORMATION

       The Company is not subject to the reporting requirements of the Securities Exchange Act of 1934. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

       A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission.
 The Registration Statement is also available through the Commission's World Wide Web site at the following address: http://www.sec.gov.

                               EXPERTS

       The financial statements of the Company as of December 31, 1997 and 1998 and as of June 30, 1998 and 1999, included in this Prospectus have been so included in reliance on the report of Schumacher & Associates, Inc., certified public accountants, given on the authority of said firm as experts in auditing and accounting.

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS
PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO
PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED
IN THIS PROSPECTUS.  NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT
INFORMATION CONTAINED IN THIS PROSPECTUS IS
37,220,718 SHARES OF COMMON STOCK
CORRECT AFTER THE DATE OF THIS PROSPECTUS.  THIS
PROSPECTUS IS NOT AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY THESE SHARES OF
THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH
THE OFFER OR SOLICITATION IS UNLAWFUL.

NETWORKS CORPORATION
_____________________

TABLE OF CONTENTS
                                               Page

Prospectus Summary                             2
Risk Factors                                   5
Price Range of Securities                     16
Dividend Policy                               16
Dilution                                      17
Use of Proceeds                               18
Management's Discussions and Analysis of
     Financial Condition and Results
     of Operations                            19
Business                                      24
Management                                    38
Executive Compensation                        41

Certain Transactions                          44
Selling Stockholders                          49
Plan of Distribution                          51
Principal Stockholders                        52
Description of Securities                     53
Legal Matters                                 55
Available Information                         55
Experts                                       55
Index to Consolidated Financial
Statements                                   F-1




     Dealer Prospectus Delivery Obligation Until
November___, 1999; all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

37,220,718 SHARES OF COMMON STOCK


GO ONLINE
NETWORKS CORPORATION

SHOPGOONLINE.COM


PROSPECTUS



October 7, 1999

                               Part II

                INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The laws of the State of Delaware and our corporate bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur while acting in such capacities. In general, our directors and officers are indemnified for actions they take in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests. With respect to criminal actions or proceeds, they are indemnified if they had no reasonable cause to believe their actions were unlawful.
 In addition, their liability is limited by our Articles of Incorporation.

     We do not currently have a policy of directors and officers insurance.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth our estimated expenses in connection with the distribution of the securities being registered.
 None of the expenses will be paid by selling securityholders.
Except for SEC filing fees, all expenses have been estimated and are subject to future contingencies.

     SEC registration fee. . . . . . . . . .      $     3,707.13
     Legal fees and expenses . . . . . . . .           51,000.00
     Printing and engraving expenses . . . .            3,000.00
     Accounting fees and expenses. . . . . .           40,000.00
     Blue sky fees and expenses. . . . . . .            8,000.00
     Transfer agent registration fees and expenses . .  1,000.00
     Miscellaneous Expenses. . . . . . . . .            3,292.87

     Total . . . . . . . . . . . . . . . . .       $  110,000.00

RECENT SALES OF UNREGISTERED SECURITIES

       On April 4, 1997, the Company issued 140,000 shares of common stock to Nickolas Reissis, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $5,400.

       On April 4, 1997, the Company issued 2,500,000 shares of common stock to LaSalle Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $63,750.

       On July 10, 1997, the Company issued 800,000 shares of common stock to Lightning Imports, Inc., an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $20,000.

       On July 25, 1997, the Company issued 400,000 shares of common stock to Lightning Imports, Inc., an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $10,000.

       On November 15, 1997, the Company issued 1,000,000 shares of common stock to Royal West Sales, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $20,000.

       On November 15, 1997, the Company issued 1,000,000 shares of common stock to Lightning Imports, Inc., an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $35,000.

       On January 29, 1998, the Company issued 150,000 shares of common stock to Gary Howard, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $10,000.

       On January 29, 1998, the Company issued 400,000 shares of common stock to Pat Rost, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $14,000.

       On March 4, 1998, the Company issued 1,000,000 shares of common stock to Oriental New Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $32,500.

       On March 11, 1998, the Company issued 25,000 shares of common stock to Financial Power Network, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $1,000.

       On April 2, 1998, the Company issued 777,778 shares of common stock to Charles Dunn, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $35,000.

       On April 2, 1998, the Company issued 100,000 shares of common stock to Financial Power Network, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $2,500.

       On May 1, 1998, the Company issued 1,250,000 shares of common stock to Lightning Imports, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $37,500.

       On June 30, 1998, the Company issued 1,066,666 shares of common stock to Oriental New Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $51,500.

       On August 5, 1998, the Company sold an aggregate of $100,000 face value convertible debenture to an accredited investor under Rule 504 of Regulation D. The debenture was convertible into shares of common stock of the Company at the discretion of the holder thereof. The entire debenture was converted into an aggregate of 3,214,922 shares of common stock.

       On August 8, 1998, the Company issued 200,000 shares of common stock to Patrick Rost, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, in consideration for consulting services valued at $10,000.

       On August 21, 1998, the Company issued 800,000 shares of common stock to James Cannon, an accredited investor and an officer of the Company, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $40,000.

       On September 2, 1998, the Company issued 700,000 shares of common stock to JPMJ, Inc., an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $17,500.

       On September 14, 1998, the Company issued 450,000 shares of common stock to Oriental New Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $25,000.

       On October 1, 1998, the Company issued 1,000,000 shares of common stock to Patrick Rost, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $50,000.

       On October 2, 1998, the Company issued 1,675,000 shares of common stock to Lightning Imports, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $41,875.

       On October 2, 1998, the Company issued 1,675,000 shares of common stock to Patrick Rost, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $41,875.

       On November 11, 1998, the Company sold an aggregate of $125,000 face value convertible debenture to two accredited investors under Rule 504 of Regulation D. The debentures were convertible into shares of common stock of the Company at the discretion of the holders thereof. The two debentures were converted into an aggregate of 5,000,000 shares of common stock.

       On January 5, 1999 the Company sold an aggregate of $121,500 face value convertible debenture to two accredited investors under Rule 504 of Regulation D. The debentures were convertible into shares of common stock of the Company at the discretion of the holders thereof. The two debentures were converted into an aggregate of 2,963,658 shares of common stock.

       On January 26, 1999, the Company issued 3,000,000 shares of common stock to Oriental New Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $100,000.

       On January 26, 1999, the Company issued 285,714 shares of common stock to Joseph Lynde, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $10,000.

       On January 26, 1999, the Company issued 1,714,286 shares of common stock to Lightning Imports, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $60,000.

       On February 18, 1999, the Company sold an aggregate of $100,000 face value convertible debenture to an accredited investor under Rule 504 of Regulation D. The debenture was convertible into shares of common stock of the Company at the discretion of the holder thereof. The entire debenture was converted into an aggregate of 1,949,991 shares of common stock.

       On March 15, 1999, the Company issued 2,000,000 shares of common stock to LaSalle Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $100,000.

       On April 16, 1999, the Company issued 4,000,000 shares of common stock to LaSalle Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $125,000.

       In June 1999, the Company issued 500,000 shares to the two shareholders of Auctionomics, Inc. in connection with the acquisition of Auctionomics, Inc. by the Company. This issuance was exempt under Section 4(2) of the Securities Act.

       On August 11, 1999, the Company issued 800,000 shares of common stock to LaSalle Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $90,000.

       On October 4, 1999, the Company issued 1,320,833 shares of common stock to Oriental New Investments, an accredited investor and a Colorado resident entity, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $208,750.

       On October 6, 1999, the Company issued 208,333 shares of
"restricted" common stock (as that term is defined under Rule 144 of the Securities Act) to Cutler Law Group and certain of its employees, the Company's legal counsel and an accredited investor, in exchange for legal services rendered valued at $70,000.

       On October 6, 1999, the Company issued 100,000 shares of "restricted" common stock (as that term is defined under Rule 144 of the Securities Act) to Fred Turner, the Company's litigation legal counsel and an accredited investor, in exchange for legal services rendered valued at $30,000.

EXHIBITS


Exhibit No.           Description

2.1 Agreement and Plan of Merger of Go Online Networks Corporation, a Delaware corporation, and Jones Naughton Entertainment, Inc. a Colorado corporation, dated September 8, 1999.
2.2 Certificate of Merger of Jones Naughton Entertainment, Inc. into Go Online Networks Corporation, dated August 12, 1999.
2.3            Articles of Merger of Jones Naughton
               Entertainment, Inc. with Go Online Networks
               Corporation, dated September 8, 1999.
3.1            Articles of Incorporation of Valencia Capital,
               Inc., filed October 20, 1987.
3.2 Articles of Amendment to the Articles of Incorporation of Valencia Capital, Inc., filed February 7, 1991.
3.3 Articles of Amendment to the Articles of Incorporation of Jones Naughton Entertainment,
               Inc., filed July 27, 1994.
3.4 Articles of Amendment to the Articles of Incorporation of Jones Naughton Entertainment,
               Inc., filed July 28, 1994.
3.5 Certificate of Designation for Jones Naughton Entertainment, Inc., dated June 8, 1994.
3.6 Bylaws of Jones Naughton Entertainment, Inc., as amended.
3.7            Certificate of Incorporation of Go Online
               Networks Corporation, dated August 11, 1999.
3.8            Certificate of Designation for Go Online
               Networks Corporation, dated August 13, 1999.
3.9            Bylaws of Go Online Networks Corporation.
3.10 Articles of Incorporation of AMS Acquisition Corp., filed June 29, 1998.
3.11           Bylaws of AMS Acquisition Corp.
5 Opinion of Cutler Law Group with respect to legality of the securities of the Registrant begin registered
10.1 Agreement and Plan of Reorganization by and among Amerinet Financial Systems, Inc., Jones Naughton Entertainment, Inc., Real Estate
               Television Network, Inc. and Amerinet, Inc., dated August 1996.
10.2           Stock Purchase Agreement between Amerinet
               Financial Services, Inc. and Jones Naughton
               Entertainment, Inc., dated August 1996.
10.3 Escrow Agreement between Jones Naughton Entertainment, Inc., Amerinet Financial
               Systems, Inc. and MRC Legal Services
               Corporation, dated February 12, 1997
10.4 Form of Stock Purchase Agreement between Jones Naughton Entertainment, Inc. and investors for 504 Stock Sales from January 1997 through
               April 1999.

10.5 Escrow Agreement between Jones Naughton Entertainment, Inc., Michael Rost and MRC
               Legal Services Corp., dated November 17, 1997.
10.6           Stock Purchase Agreement between Jones
               Naughton Entertainment, Inc. and Joe Lynde, dated November 17, 1997.
10.7 Escrow Agreement between Jones Naughton Entertainment, Inc., Joseph Lynde and MRC
               Legal Services Corp., dated November 17, 1997.
10.8           Stock Purchase Agreement between Jones
               Naughton Entertainment, Inc. and David Evans, dated November 17, 1997.
10.9 Escrow Agreement between Jones Naughton Entertainment, Inc., David Evans and MRC Legal Services Corp., dated November 17, 1997.
10.10          Stock Purchase Agreement between Jones
               Naughton Entertainment, Inc. and Patricia L.
               Schonebaum IRA Account, dated November 17, 1997.
10.11 Escrow Agreement between Jones Naughton Entertainment, Inc., Patricia L. Schonebaum
               IRA Account and MRC Legal Services Corp., dated November 17, 1997.
10.12          Stock Purchase Agreement between Jones
               Naughton Entertainment, Inc. and Patricia L.
               Schonebaum, dated November 17, 1997.
10.13 Escrow Agreement between Jones Naughton Entertainment, Inc., Patricia L. Schonebaum and MRC Legal Services Corp., dated November
               17, 1997.
10.14          Stock Purchase Agreement between Jones
               Naughton Entertainment, Inc. and Joy F. Evans, dated November 17, 1997.
10.15 Escrow Agreement between Jones Naughton Entertainment, Inc., Joy F. Evans and MRC
               Legal Services Corp., dated November 17, 1997.
10.16 Agreement for Purchase and Sale of Assets between Sign Products of America, Inc. and
               Jones Naughton Entertainment, Inc., dated
               March 1998.
10.17 Agreement for Purchase and Sale of Assets between Affiliated Marketing Services, Inc. and AMS Acquisition Corp., dated July 8, 1998.
10.18 Employment Agreement between AMS Acquisition Corp. and Paul Hentschl effective July 8, 1998.
10.19 First Company Security Agreement in favor of Affiliated Marketing Services, Inc., dated
               July 8, 1998.
10.20          Company Security Agreement in favor of Paul
               Hentschl, dated July 8, 1998.
10.21          Secured Promissory Note payable to Paul
               Hentschl, dated July  8, 1998.
10.22 Agreement for Purchase and Sale of Assets between AMS Acquisition Corp. and Affiliated Marketing Services, Inc., dated January 11, 1999.

10.23 Addendum to Agreement for Purchase and Sale of Assets between AMS Acquisition Corp. and Affiliated Marketing Services, Inc., dated January 13, 1999.
10.24 Joint Venture Agreement by and between Jones Naughton Entertainment, Inc. and Scott
               Claverie, dated February 26, 1999.
10.25 Employment Agreement between Jones Naughton Entertainment, Inc. and James Cannon, effective April 12, 1999.
10.26 Stock Exchange Agreement by and between Jones Naughton Entertainment, Inc. and Scott
               Claverie, dated April 19, 1999.
10.27 Independent Consultant Agreement between Jones Naughton Entertainment, Inc. and Michael
               Abelson, effective May 1, 1999.
10.28 Marketing Agreement between Jones Naughton Entertainment, Inc. and PDQ Internet , dated
               May 3, 1999.
10.29 Marketing Agreement between Jones Naughton Entertainment, Inc. and ieXe, dated June 4, 1999.
10.30 Reorganization and Stock Purchase Agreement between Jones Naughton Entertainment, Inc. and Auctionomics, Inc., dated June 10, 1999.
10.31          Consulting Agreement between Auctionomics,
               Inc. and WLTC, LLT, effective June 10, 1999.
10.32 Vendor Agreement between GoOn-line.com and 5th Avenue Channel, dated June 1999.
10.33 Addendum to Reorganization and Stock Purchase Agreement between Jones Naughton
               Entertainment, Inc. and Auctionomics, Inc., dated June 25, 1999.
10.34 Form of Securities Subscription Agreement between Jones Naughton Entertainment, Inc. and certain Investors for 3% Series A Convertible Debentures due July 30, 2000
10.35          Form of 3% Series A Convertible Debenture due
               July 30, 2000
10.36          Form of Escrow Agreement between Jones
               Naughton Entertainment, Inc., certain
               Investors, and Edward H. Birnbaum, Esq., as escrow agent, for the Company's 3% Series A Convertible Debentures due July 30, 2000.
10.37 Employment Agreement between Jones Naughton Entertainment, Inc. and Jeffrey F. Reynolds, effective August 9, 1999.
10.38 Office Lease between Jones Naughton Entertainment, Inc. and eOfficeSuites, Inc.
               dated August 12, 1999.
10.39 Consulting and Financial Services Agreement between Jones Naughton Entertainment, Inc. and Patrick M. Rost dated September 15, 1999.
10.40 Employment Agreement between AMS Acquisition Corp. and Matt Herman, effective October 1, 1999.
10.41          Lease Proposal for 5681 Beach Blvd., Buena
               Park, CA 90621 for Jones Naughton
               Entertainment, Inc. dated July 21, 1999.

10.42          Lease Agreement between GoOn-Line.com and Design Arts
               Building Associates dated April 29, 1999
10.43          Securities Purchase Agreement between Go
               Online Networks Corporation and Triton Private
               Equities Fund, L.P., dated September 20, 1999
10.44          Series 1999-A Eight Percent Convertible
               Promissory Note due October 1, 2001 dated
               September 21, 1999 issued to Triton Private
               Equities Fund, L.P.
10.45          Warrant to Purchase Common Stock dated
               September 21, 1999 issued to Triton Private
               Equities Fund, L.P.
10.46          Registration Rights Agreement between Go
               Online Networks Corporation and Triton Private
               Equities Fund, L.P. dated September 20, 1999
10.47          Escrow Agreement among Go Online Networks
               Corporation, Triton Private Equities Fund,
               L.P. and H. Glenn Bagwell, Jr., as escrow
               agent, dated as of September 20, 1999
10.48          Employment Agreement between AMS Acquisition
               Corp. and Scott Claverie dated September 1, 1999.
21             List of Subsidiaries
23.1           Consent of Schumacher & Associates, independent
               public accountants
23.2           Consent of Cutler Law Group (included in their
               opinion set forth as Exhibit 5 hereto)
24             Power of Attorney (see page II-11 hereof).
27             Financial Data Schedule

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication such issue.

       (5) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

       (6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                              SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena Park, State of California, on October 6, 1999.


                              Go Online Networks Corporation


                              By: /s/ Joseph M. Naughton

                                  Joseph M. Naughton
                                  President and Chief Executive Officer

                          POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Joseph M. Naughton his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

       SIGNATURE                             TITLE

     /s/ Scott Claverie                      Director; President,
     Scott Claverie                          ShopGoOnline.com Division



     /s/ Jim Cannon                          Director; Director of Operations
     Jim Cannon                              Go Online Kiosk Division



    /s/ Michael Abelson                      Director
    Michael Abelson

                 JONES NAUGHTON ENTERTAINMENT, INC.
                    AND CONSOLIDATED SUBSIDIARIES



                  CONSOLIDATED FINANCIAL STATEMENTS
                                 WITH
          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


  December 31, 1997 and 1998, and June 30, 1998 and 1999 (Unaudited)


Consolidated Financial Statements:

      Report of Independent Certified Public Accountants   F-2

      Accountant's Compilation Report                      F-3

      Consolidated Balance Sheets                          F-4

      Consolidated Statements of Operations                F-5

      Consolidated Statement of Changes in
       Stockholders' (Deficit)                             F-6

      Consolidated Statements of Cash Flows                F-7

      Notes to Consolidated Financial Statements           F-8

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Jones Naughton Entertainment, Inc.
Buena Park, California


We have audited the accompanying balance sheet of Jones Naughton
Entertainment, Inc. and Consolidated Subsidiaries as of December 31, 1998, and the related statements of operations, stockholders'
(deficit) and cash flows for the two years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of Jones Naughton Entertainment, Inc. and Consolidated Subsidiaries as of December 31, 1998 and the results of its operations, changes in its stockholders' (deficit) and its cash flows for the two years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in
Note 1, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubts about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                              Schumacher & Associates, Inc.
                              Certified Public Accountants
                              12835 E. Arapahoe Road
                              Tower II, Suite 110
                              Englewood, CO 80112
August 27, 1999

                   ACCOUNTANTS' COMPILATION REPORT

To the Board of Directors
Jones Naughton Entertainment, Inc.
Buena Park, California

We have compiled the accompanying balance sheet of Jones Naughton Entertainment, Inc. and Consolidated Subsidiaries as of June 30, 1999, and the related statements of income, and changes in stockholders' (deficit) and cash flows for the six month periods ended June 30, 1999 and 1998, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.




                              Schumacher & Associates, Inc.
                              Certified Public Accountants
                              12835 E. Arapahoe Road
                              Tower II, Suite 110
                              Englewood, CO 80112


September 7, 1999

       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                      December 31,  June 30,
                                                          1998        1999
                                                                    (Unaudited)

Current Assets:
 Cash                                                  $    2,271  $  254,916
 Prepaid expenses                                                -      9,584
 Trust account receivable (Note 1)                        137,946          -
                                                       __________  __________
     Total Current Assets                                 140,217     264,500

Designs and trademarks, net of
 accumulated amortization of $12,500
 at December 31, 1998 and $18,750 at
 June 30, 1999 (Note 9)                                    37,500      31,250
Security deposits                                               -       2,500
Equipment, net of accumulated depreciation
 of $16,288 at June 30, 1999                                    -     164,843
                                                       __________  __________
TOTAL ASSETS                                           $  177,717  $  463,093

                   LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities:
  Accounts payable and accrued expenses                $   66,041  $   42,605
  Notes payable and accrued interest
    (Note 8)                                              129,291     132,879
  Advances from and accrued expenses
    to officer (Note 2)                                   309,977     336,457
  Other liabilities (Notes 9 and 10)                       37,500           -
                                                       __________  __________
      Total Current Liabilities                           542,809     511,941
                                                       __________  __________

TOTAL LIABILITIES                                         542,809     511,941

Commitments and contingencies
  (Notes 1,2,3,4,5,6,7,8,9 and 10)                              -           -
Stockholders' (Deficit):
  Convertible preferred stock, no par
    value, 100,000,000 shares authorized,
    638,333 issued and outstanding as of
    December 31, 1998 and 546,333 shares
    at June 30, 1999                                      217,533     185,333
  Common stock, no par value,
    100,000,000 shares authorized,
    54,450,028 shares issued and
    outstanding at December 31, 1998 and
    71,705,677 shares at June 30, 1999                  5,785,303  6,792,011
   Accumulated (Deficit)                               (6,367,928)(7,026,192)
                                                       __________  __________
TOTAL STOCKHOLDERS' (DEFICIT)                            (365,092)   (48,848)
                                                       __________  __________

TOTAL LIABILITIES AND STOCKHOLDERS'
 (DEFICIT)                                             $  177,717  $ 463,093


The accompanying notes are an integral part of the financial statements.

       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         Six Months     Six Months
                             Year Ended    Year Ended    Ended          Ended
                             December 31,  December 31,  June 30,       June 30,
                               1997          1998          1998          1999
                             ____________  ____________  __________     __________
                                                         (Unaudited)   (Unaudited)
Revenue
   Sales                     $         -   $         -   $        -    $        -

Expenses:
 Amortization and
  depreciation                         -        12,500        6,250        22,538
 Rent                              7,472         7,451        3,650         4,860
 Legal fees                       39,317       120,048       59,650        51,701
 Stock issued for services        20,000       124,375       62,180             -
 Salary and payroll taxes              -             -            -        26,686
 Compensation, officer            96,000        96,000       48,000        48,000
 Other                             2,552        82,100       40,500       123,808
                             ____________  ____________  __________     __________
Total Operating Expenses         165,341       442,474      220,230       277,593
                             ____________  ____________  __________     __________
Net (Loss) Before Other
 Income (Expense)               (165,341)     (442,474)    (220,230)     (277,593)

Other (Expense):
 Option buy back (Note 10)             -             -            -      (343,750)
 Operating loss of segment
  disposed of                          -      (145,203)           -             -
 Interest expense                 (7,176)     (121,322)     (60,500)     (36,921)
                             ____________  ____________  __________     __________

Net (Loss) Before
 Extraordinary Item             (172,517)     (708,999)    (280,730)    (658,264)

Extraordinary Item:
 Loss from disposition of
  assets (Note 5)                      -       (94,845)           -            -
                             ____________  ____________  __________     __________
Net (Loss)                   $  (172,517)  $  (803,844)  $ 280,730)     (658,264)
                             ____________  ____________  __________     __________
Per Common Share Before
 Extraordinary Item          $      (.01)  $     (.02)   $    (.01)     $   (.01)
                             ____________  ____________  __________     __________
Per Common Share             $      (.01)  $     (.02)   $    (.01)     $   (.01)
                             ____________  ____________  __________     __________
Weighted Average
 Shares Outstanding           31,682,602    44,558,017   37,180,551     63,077,853
                             ____________  ____________  __________     __________


The accompanying notes are an integral part of the financial statements.

       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

               From December 31, 1996 through December 31, 1998 and from January 1, 1999 through June 30, 1999 (Unaudited)X

                                   Preferred   Stock      Common     Stock       Accumulated
                                   No./Shares  Amount     No./Shares Amount      (Deficit)     Total
                                   __________  _________  __________ __________  ____________  __________
Balance at December 31, 1996       1,064,667   $366,750   28,699,328 $4,592,728  $(5,391,567)  $(432,089)

Common stock issued                        -          -    5,840,000    129,150            -     129,150

Preferred stock converted           (126,667)   (44,333)     126,667     44,333            -           -

Loss for the year ended
December 31, 1997                          -          -                             (172,517)   (172,517)
                                   __________  _________  __________ __________  ____________  __________

Balance at December 31, 1997          938,000   322,417  34,665,995   4,766,211   (5,564,084)   (475,456)

Common stock issued                         -         -  19,484,366     914,208            -     914,208

Preferred stock converted           (299,667)  (104,884)    299,667     104,884            -           -

Loss for the year ended
December 31, 1998                          -          -          -            -     (803,844)   (803,844)
                                   __________  _________  __________ __________  ____________  __________

Balance at December 31, 1998         638,333    217,533  54,450,028   5,785,303   (6,367,928)   (365,092)

Common stock issued                        -          -  17,163,649     974,508            -     974,508

Preferred stock converted            (92,000)    32,200)     92,000      32,200            -           -

Loss for the six months ended
June 30, 1999                              -           -          -           -     (658,264)   (658,264)
                                   __________  _________  __________ __________  ____________  __________

Balance at June 30, 1998
(Unaudited)                          546,333   $ 185,333 71,705,677  $6,792,011  $(7,026,192)  $ (48,848)



The accompanying notes are an integral part of the financial statements.

       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                Six Months     Six Months
                                     Year Ended    Year Ended   Ended          Ended
                                     December 31,  December 31, June 30,       June 30,
                                         1997         1998         1998          1999
                                     ____________  ____________  __________     __________
                                                                 (Unaudited)   (Unaudited)
Operating Activities:
 Net (Loss)                          $  (172,517) $  (803,844)   $(280,730)    $(658,264)
  Adjustments to reconcile net
  (loss) to net cash (used in)
  operating activities:
   Amortization and depreciation               -        12,500       6,250         22,538
   Increase (decrease) in accounts
    payable and accrued expenses          (6,172)       46,651      23,200        (23,436)
   Stock issued for services and other    20,000       124,375      62,180        343,750
    Other                                (46,335)        2,007       1,099        138,430
                                     ____________  ____________  __________     __________
 Net Cash (Used in) Operating
  Activities                            (205,024)     (618,311)   (188,001)      (176,982)

Investing Activities:
 Investment in equipment                       -            -           -        (181,131)
 Investment in designs and
  trade name                                   -       (50,000)         -              -
                                     ____________  ____________  __________     __________

 Net Cash Provided by (Used in)
  Investing Activities                         -       (50,000)         -        (181,131)
                                     ____________  ____________  __________     __________

Financing Activities:
 Repayment of notes and advances
  payable                                      -      ( 31,427)   (15,350)             -
 Common stock issued                     178,483       694,883    198,940        610,758
 Proceeds from notes and
  advances payable                        28,515             -          -              -
                                     ____________  ____________  __________     __________

Net Cash Provided by
 Financing Activities                    206,998       663,456    183,590        610,758
                                     ____________  ____________  __________     __________

Increase (decrease) in Cash                1,974       (4,855)     (4,411)       252,645
Cash at Beginning of Period                5,152        7,126       7,126          2,271
                                     ____________  ____________  __________     __________
Cash at End of Period                $     7,126   $    2,271    $  2,715       $254,916
                                     ____________  ____________  __________     __________
Interest Paid                        $     7,176   $  121,322    $ 60,500       $ 36,921
                                     ____________  ____________  __________     __________
Income Taxes Paid                    $         -   $       -     $      -       $      -



The accompanying notes are an integral part of the financial statements.

       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      December 31, 1997 and 1998 and June 30, 1998 and 1999 (Unaudited)

(1)   Summary of Significant Accounting Policies

      A.  Organization and Principles of Consolidation

          The consolidated financial statements of Jones Naughton Entertainment, Inc. and Consolidated Subsidiaries include the accounts of Jones Naughton Entertainment, Inc. (Jones Naughton), incorporated in Colorado on October 20, 1987, and its subsidiaries AMS Acquisition Corp. (AMS), incorporated in Nevada on June 2, 1998 and Auctionomics, Inc. Incorporated in Nevada on June 8, 1999. References to the Company refer to Jones Naughton and its subsidiaries. As of December 31, 1998 AMS was a wholly-owned subsidiary of Jones Naughton. As of June 30, 1999, AMS and Auctionomics are 75% owned subsidiaries of Jones Naughton. The Company is in the information technology business. All intercompany accounts have been eliminated in the consolidation. The Company has selected December 31 as its year end.

      B.  Use of Estimates in the Preparation of Financial Statements

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      C.  Basis of Presentation - Going Concern

          The accompanying financial statement have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained operating losses since its inception and has a net capital deficiency. Management is attempting to raise additional capital.

          In view of these matters, realization of certain of the assets in the accompanying financial statements is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations. Management believes that its ability to raise additional provides the opportunity for the Company to continue as a going concern.

      D.  Per Share Information

          The per share information is computed based upon the weighted average number of shares outstanding.

       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      December 31, 1997 and 1998 and June 30, 1998 and 1999 (Unaudited)

(1)   Summary of Significant Accounting Policies, Continued

      E.  Equipment

          The Company carries its investment in equipment, principally consisting of office equipment and computer access kiosks installed at customer locations, at cost net of accumulated depreciation. Depreciation is provided over a five year period on a straight-line basis.

      F.  Geographic Area of Operations

          The Company's customers are principally in the U.S.A. The potential for severe financial impact can result from negative effects of economic conditions within the market or geographic area. Since the Company's business is principally in one area and in one industry, this concentration of operations results in an associated risk of uncertainty.

      G.  Intangible Assets

          The Company reviews the carrying value of its intangible assets on a periodic basis, at least quarterly, to determine if there is any impairment in carrying value. As of June 30, 1999 and the Company believes that there is no impairment in value of the carrying value of its intangible assets.

      H.  Stock Issued for Services and Stock Options Granted for Services

          The Company has issued stock and granted stock options for services. The market value of the shares issued for services was recorded as an and expense in the accompanying financial statements. All options granted were at market or higher at the time of the grant. No compensation was recorded for the options granted since any compensatory amounts would be immaterial since the options were granted at prices at least equal to market.

      I.  Income Taxes

          The Company as of December 31, 1998 had approximately $5,500,000 of net operating loss carryovers which expire in years through 2018. A change in ownership of more than 50% of the Company my result in the inability of the Company to utilize the carryovers. As of December 31, 1998 the Company had deferred tax assets of approximately $1,650,000 related to net operating loss carryovers.
           A valuation allowance has been provided for the total amount since the amounts, if any, of future revenues necessary to be able to utilize the carryovers are uncertain.

      J.  Trust Account Receivable

          At December 31, 1998 and June 30, 1999 the Company had funds on deposit with its legal counsel held for the Company's benefit totaling $137,946. There were no restrictions on the use of the funds.

       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      December 31, 1997 and 1998 and June 30, 1998 and 1999 (Unaudited)

(1)   Summary of Significant Accounting Policies, Continued

      K.  Concentration of Credit Risks

          The Company carries its cash accounts in banks. As of June 30, 1999 the Company had $97,079 in a bank account in excess of the amount insured by the F.D.I.C.

(2)   Advances and Accrued Expenses, Related Party

      The Company's Chief Executive Officer has loaned various amounts to the Company. As of December 31, 1998 and as of June 30, 1999 the amounts payable to the officer for advances totaled $130,242 and $124,222 respectively. In addition there is unpaid compensation due to him of $48,000 for 1996, $61,250 for 1997, $70,485 for 1998 and
      $32,500 for the six months ended June 30, 1999. The balances payable for compensation to the CEO totaled $179,735 at December 31, 1998 and $212,235 at June 30, 1999. The balances payable to the related party are uncollateralized, bear no interest and are payable on demand.

(3)   Stock Options

      In addition to options disclosed elsewhere in the notes to the financial statements, the Company has issued the following options to acquire restricted common stock of the Company:

      A. 31,640 shares exercisable at $.20 per share at any time within one year after the Company's common stock first trades at or above $1.20 per share for thirty consecutive trading days.

      B. 31,640 shares exercisable at $.40 per share exercisable at any time within one year after the publicly traded common stock of the Company has traded at $2.00 per share on each trading date for thirty consecutive days.

      C. 31,640 shares exercisable at $1.00 per share at any time within one year after the publicly trade common stock of the Company has traded at $2.80 per share for thirty consecutive trading days. Such shares cannot be traded for a period of ninety days after the exercise of this option.

      D. 31,640 shares exercisable at $2.00 per share, exercisable at any time within one year after the publicly traded stock of the Company has traded at $3.60 per share for thirty consecutive trading days. Such shares cannot be traded for a period of sixty days after the exercise of this option.

(4)   Convertible Debentures

      During the year ended and the six month period ended June 30, 1999 the Company issued approximately $343,000 and $100,000, respectively of convertible debentures. The debentures were converted to common stock at 75% of the market value of the common stock. The difference between the exercise price and the market price upon exercise has been recorded as interest expense in the accompanying 1998 and 1999 financial statements in the amount of $114,333 and $33,333 , respectively.


       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      December 31, 1997 and 1998 and June 30, 1998 and 1999 (Unaudited)

(5) Investment in and Disposition of Investment in Publishing and Advertising Business

      On July 8, 1998 AMS Acquisition Corp., a newly formed wholly-owned subsidiary of the Company acquired the assets and liabilities of a business operating several different publishing and advertising divisions located in San Diego, California. The total investment in the acquisition of the business assets approximated $240,000 including related acquisition expenses. After operating the business for approximately six months, the assets and liabilities were sold back to the original seller in exchange for assuming the then existing liabilities of the business. This sale back was effective December 31, 1998. At the time of the return of the business, the total assets of the business including goodwill of approximately $500,000, totaled approximately $858,000, and liabilities totaled approximately $904,000. While the liabilities were assumed in the sale back transaction, AMS remains contingently liable for any amounts not paid by the purchaser. The assets and the liabilities have been subsequently sold again after the buy back from AMS. The financial statements have no provision for future losses, if any, related to this contingency. The ultimate resolution of this matter cannot presently be determined.

      The consolidated financial statements include a loss from the operations of this discontinued business in the amount of $145,203 and a loss from disposition of this business totaling $94,845. The loss from the operations of the discontinued business has been shown as an extraordinary item since the business was acquired and disposed of within a one year period.

(6)   Consulting Agreements

      Effective February 3, 1998 the Company entered into a consulting agreement with an individual to provide financial support and market makers for the Company's publicly traded common stock. In accordance with the terms of the agreement the consultant was issued 400,000 shares valued at $.035 per share and 1,250,000 shares at $03 per share as compensation for consulting services. In addition, the consultant was granted an option to acquire 1,000,000 shares at $.05, 1,000,000 at $.07 and 1,000,000 at $.09 per share. At the time of the grant of the options, the market price of the stock was in excess of the option prices. The options for the 1,000,000 shares at $.05 and the 1,000,000 shares at $.07 were exercised. The option for the 1,000,000 shares at $.09 expired unexercised.

      Effective July 27, 1998 the Company entered into a consulting agreement with an individual for a 90 day period. The individual was paid $6,000 per month for providing services to assist in developing financial support for the Company's publicly traded common stock. In addition, the consultant was granted an option to purchase 500,000 shares of the Company's common stock at $.125 per share within one year of the effective date of the agreement. The option expired unexercised.

      Effective March 9, 1998 the Company entered into an internet public relations agreement with an entity for a three month period. For services performed, the Company issued 125,000 shares of its common stock valued at $.025 per share. The entity was also granted a ninety day option to acquire 50,000 additional shares at $.075 per share.
      The option expired unexercised.



       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      December 31, 1997 and 1998 and June 30, 1998 and 1999 (Unaudited)

(6)   Consulting Agreements, Continued

      Effective October 17, 1997 the Company entered into a consulting agreement with an individual whereby the individual prepared news releases and other services requested by the Company in connection with its securities market, broker dealer relationships and investor relations. The Company issued the individual 150,000 shares valued at $.066 per share for compensation related to the services performed.

(7)   Commitments and Contingencies

      During 1996 the Company sold its wholly-owned subsidiary RETN in exchange for shares of stock of the entity acquiring RETN. Since the Company has been unable to receive free trading shares of the entity, the Company on July 9, 1998 filed a lawsuit against the purchaser and certain of its officers and directors alleging breaches of written contracts, fraud and violations of various Corporate Code sections.
      In this litigation, the Company is seeking damages in excess of $60,000,000, together with exemplary and punitive damages, attorney's fees and costs of the suit. On September 2, 1998, the purchasing entity filed a cross-complaint against the Company alleging fraud and misrepresentation, breaches of contracts and conspiracy. In the cross-complaint the entity is seeking damages in the approximate amount of $12,000,000, together with exemplary and punitive damages, attorney's fees and cost of the suit. The actual losses identified by the cross-complaint are less than $500,000. The purchasing entity has recently made a settlement offer to the Company which included a payment to the Company of a combination of stock and cash, however the amounts offered were insufficient and rejected by the Company and the litigation is continuing. Contingencies exist with respect to this matter, the ultimate resolution of which cannot presently be determined.

      The financial statements of the Company include no provisions for losses or gains with respect to this matter. During December, 1997 the Company entered into an agreement with related parties whereby the Company agreed to sell certain of the shares of the acquiring entity for $200,000 subject to the shares being released as free trading. Under the terms of the stock purchase agreement if the shares were allowed to become free trading then in exchange for the $200,000 the shares would be transferred to the related parties. If they were not released as free trading, $190,000 of the $200,000 would be returned and the remaining $10,000 would be forfeited. The shares were not released as free trading and the $10,000 was forfeited. As of December 31, 1998 $190,000 was returned.

      On December 3, 1998, related to a different litigation matter, a default judgement was entered against the Company in the approximate amount of $55,000 for alleged amounts owed by RETN for which the plaintiff alleges is also owed by the Company. On July 14, 1999 the default judgement was set aside based on the fact that the Company was never properly served with a summons and complaint. The Company contends that it is not liable for the amounts due since RETN was a separate corporation and the Company never guaranteed this obligation.
       The financial statements do not include any loss provision with respect this matter. A contingency exists with respect to this matter, the ultimate resolution of which cannot presently be determined.

       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      December 31, 1997 and 1998 and June 30, 1998 and 1999 (Unaudited)

(8)   Notes Payable

      On March 5, 1995 the Company borrowed $49,500 and $52,500 from an individual and from a corporation, respectively. The notes bear interest at 7% per annum and are uncollateralized. The notes were due and not paid on May 29, 1996. The lenders have the right to demand payment in full on the notes and failure to pay on demand would increase the interest rate to 18% per annum. The lenders have the right to convert the notes to common stock of the Company at a rate of $.125 per share. The balance payable on December 31, 1998 on the notes total $62,744 and $66,547, respectively, including accrued interest.

(9)   Acquisition of Assets

      During March 1998 the Company entered into an agreement to acquire the assets of a business engaged in the manufacturing, marketing, management and display of advertising and informational kiosks. The purchase price was $50,000 with a down payment of $25,000 plus four equal quarterly installments at the 90 day, 180 day, 270 day and 350 day anniversaries of the closing date. As of December 31, 1998 the balance payable under the terms of the agreement was $12,500. Since the value of tangible assets acquired was minimal, the total $50,000 was recorded in the accompanying financial statements as an intangible asset related to the designs, trademarks, trade names, contract rights and other intangible assets. This intangible asset is being amortized on a straight line basis over a three year period.

(10)  Subsequent Events

      Effective February 26, 1999 the Company entered into a joint venture agreement with an individual whereby 25,000 shares of (AMS) Acquisition Corp. were transferred (25% ownership of AMS) to the individual. The Company also granted the individual warrants to acquire an additional 26,000 shares of AMS at $1.00 per share following the end of the first profitable quarter of operations, but in no event later than twelve months after the February 26, 1999 agreement date. Effective April 19, 1999 the Company exchanged 1,250,000 restricted shares of Jones Naughton Entertainment, Inc. common stock for the warrants. These 1,250,000 shares were recorded at $.275 per share, one half of the market value of free trading shares of the Company's Common Stock on April 19, 1999, and recorded as an expense totaling $343,750. As a part of the joint venture agreement, the Company agreed to provide AMS with $25,000 for working capital. The individual transferred to AMS all equipment, intellectual property, technology associated with the individuals internet-based business.

      Effective May 15, 1999 the Company entered into a lease for office space in northern California. The term of the lease is for 5 years with monthly base rent payments of $1,615. The base rent amounts are subject to increases of 3% per annum. The Company has the right to terminate the lease between May 15, 2000 and June 15, 2000 and also between May 15, 2002 and June 15, 2002. Future base rent commitments during the years ended December 31 under this lease are summarized as follows:

       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      December 31, 1997 and 1998 and June 30, 1998 and 1999 (Unaudited)

(10)  Subsequent Events, Continued

       1999                               $ 11,305
       2000                               $ 19,380
       2001                               $ 19,380
       2002                               $ 19,380
       2003                               $ 19,380
       2004                               $  8,075

      Effective July 21, 1999 the Company entered into a lease for office space in Buena Park California. The term of the lease is for 3 years
      with monthly base rent payments of $1,600.   Future base rent
      commitments during the years ended December 31 under this lease are summarized as follows:

       1999                               $  8,000
       2000                               $ 19,200
       2001                               $ 19,200
       2002                               $ 11,200

      During May, 1999, the Company entered into a settlement agreement whereby the Company paid $25,000 in cash to an entity for the full and final release of a liability of the Company with respect to the Company's guarantee of certain commitments of RETN to the entity. The $25,000 liability has been included with the liabilities of the Company as of December 31, 1998.

      Effective June 10, 1999 the Company entered into a stock purchase agreement whereby the Company acquired 75% ownership if Auctionomics, Inc., a Nevada corporation. The Company agreed to issue 500,000 shares of its common stock and a warrant for an additional 500,000 shares exercisable for two years at an exercise price of $.50 per share. As of June 30, 1999 the 500,000 shares and the 500,000 warrants had not been issued since the terms of the purchase agreement require that sellers complete the development of an e-commerce website as well as deliver signed contracts with three viable auction companies assignable to the Company. As of June 30,
      1999 the sellers had not yet complied with these provisions.   The
      Company agreed to provide $25,000 of working capital within 30 days of closing. The agreement also provides that the 25% shareholders of Auctionomics will be entitled to a bonus equal to 25% of the net income before taxes of Auctionomics each year for as long as they
      remain shareholders of Auctionomics.   The Company also entered into
      consulting agreements with the 25% shareholders of Auctionomics whereby they will receive 20% of the gross revenues generated to Auctionomics through efforts of the consultants as long as they are shareholders of Auctionomics.

      Effective August 9, 1999 the Company entered into an employment agreement with an individual whereby the individual was engaged to be Vice President and Director of Marketing. The agreement is for a term of five years but is subject to termination by the Company for cause. The Company or the employee have the right to terminate the agreement
      after giving the other party thirty days notice.   In the event that
      the agreement is terminated by the Company without cause, the employee shall be entitled to compensation earned computed pro-rata up to the date of termination plus ninety days of salary. The employee's compensation during the term of the agreement shall be as follows:

       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      December 31, 1997 and 1998 and June 30, 1998 and 1999 (Unaudited)

(10)  Subsequent Events, Continued

      A.  Base salary of $75,000 per year.

      B. Quarterly bonus of one quarter of one percent of the sales of the Company's shopgoonline.com and Auctionomics.com divisions.

      C. Quarterly bonus of 3% of the net advertising revenues generated by the Company, after reduction for account fees and commissions payable by the Company.

      D. Bonus of 25% of the gross revenue generated by an internal advertising agency to be formed by the Company.

      E. The employee shall be granted options to purchase up to 200,000 shares AF common stock of the Company at a price of $.32 per share at the end of year one of the employment agreement. In addition, at the end of each of years 2 through 5, the employee will become eligible to purchase up to 200,000 shares of common stock at a price equal to 75% of the average closing bid price on the five business days immediately preceding the anniversary date of the agreement.
      Effective April 12, 1999 the Company entered into an employment
      agreement with an individual whereby the individual.    The agreement
      is for a term of one year but is subject to termination by the Company for cause. The Company or the employee have the right to terminate
      the agreement after giving the other party thirty days notice.   In
      the event that the agreement is terminated by the Company without cause, the Employee shall be entitled to compensation earned computed
      pro-rata up to the date of termination.   The employees compensation
      during the term of the agreement shall be as follows:

      A.  Base salary of $60,000 per year.

      B. Quarterly bonus of 20% of the net advertising revenues of the Community Marquee Division generated as a result of the employee's direct efforts during the previous quarter.

      C. Alternative quarterly bonus in lieu of B. above equal to 25% of the net adverting revenues of the Community Marquee Division generated by partes other than the employee.

      D. The employee shall be granted options to purchase 25,000 shares of the Company's common stock for each twenty-five kiosks shipped up to a maximum of 150 kiosks. The exercise price of the options shall be equal to 60% of the closing bid price on the last business day of the month in which the employee becomes eligible.

      Effective May 1, 1999 the Company entered into a consulting agreement with an individual whereby the consultant was engaged to assist in the creation of the Company's real estate website for its GoOn-line.com operating division. The term of the agreement is for one year but can be terminated by the Company with or without cause with 30 days notice.



       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      December 31, 1997 and 1998 and June 30, 1998 and 1999 (Unaudited)

(10)  Subsequent Events, Continued

      Compensation to the consultant is summarized as follows:

      A.  Monthly cash consulting fee of $5,000.

      B.  Quarterly bonus equal to 15% of the gross revenues earned by the

          Company through its real estate web site developed by the consultant.

      C. The consultant shall be granted options to acquire 25,000 shares of stock for each $500,000 in gross revenues attributable to the real estate web site developed by the Company.

      Effective May 20, 1999 the Company entered into a marketing agreement with an entity, whereby the entity agreed to introduce various hotels, motels and other lodging businesses to the Company for the purpose of placing computer access kiosks in their facilities. The Company will compensate the entity 20% for all adjusted gross usage and 10% of advertising revenue generated as a result of the site agreements negotiated during the term of the agreement. The site owner will also be paid not More than 10% of adjusted gross revenue. The entity will be paid 25% of all the adjusted gross usage and 15% of the advertising revenue for any site agreement that is signed for a duration exceeding 4 years. The Company granted the entity a 60 month exclusive representation for the marketing of the Company's kiosk system for South Florida, define as south of Interstate 40. In order to maintain exclusivity, the entity must sign 20 new sites per month for the 60 month contract period and must agree to procure a minimum of 8 advertising contracts per kiosk installed. Upon execution of the first 100 site agreements the Company will grant the entity an option to purchase 100,000 shares of stock at $.45 per share exercisable for a two year period. Upon execution of the first 500 site agreements the Company will grant the entity the right to purchase 250,000 shares at $.75 per share for two years. Upon execution of the first 1,000 site agreements the Company will grant the entity the right to purchase 250,000 shares at $1.25 per share for two years. If the entity installs additional ad panels on the Company's kiosks using a secondary ad panel furnished by the Company the entity will be compensated 10% for all ad revenue up to $15,000 per year per ad panel and 90% of all ad revenues generated per panel in excess of $15,000 per year.

      Effective May 15, 1999 the Company entered into a marketing agreement with an entity, whereby the entity agreed to introduce various hotels, motels and other lodging businesses to the Company for the purpose of placing computer access kiosks in their facilities. The Company will compensate the entity 20% for all adjusted gross usage and 10% of advertising revenue generated as a result of the site agreements negotiated during the term of the agreement. The site owner will also be paid not more than 10% of adjusted gross revenue. The entity will be paid 25% of all the adjusted gross usage and 15% of the advertising revenue for any site agreement that is signed for a duration exceeding 4 years. The Company granted the entity a 60 month exclusive representation for the marketing of the Company's kiosk system for Southern California, defined as Los Angeles County and south of Los Angeles County, and also Arizona and Nevada. In order to maintain exclusivity, the entity must sign 20 new sites per month for the 60 month contract period and must agree to procure a minimum of 8
      advertising contracts per kiosk installed.   Upon

       JONES NAUGHTON ENTERTAINMENT, INC. AND CONSOLIDATED SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      December 31, 1997 and 1998 and June 30, 1998 and 1999 (Unaudited)

(10)  Subsequent Events, Continued

      execution of the first 100 site agreements the Company will grant the entity an option to purchase 100,000 shares of stock at $.75 per share exercisable within one year. Upon execution of the first 1,000 site agreements the Company will grant the entity the right to purchase 250,000 shares at $1.25 within one year. If the entity installs additional ad panels on the Company's kiosks using a secondary ad panel furnished by the Company the entity will be compensated 10% for all ad revenue up to $15,000 per year per ad panel and 90% of all ad revenues generated per panel in excess of $15,000 per year. In addition, the Company agreed to pay the entity $350 for each 4 year site agreement and $200 for all other site agreements exceeding one year. The Company also agreed to pay the entity $2,000 per month in advance for marketing expenses drawn against future site agreement fees and commissions as long as the entity signs not less that 10 new site agreements for the following month.